SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Check the appropriate box: ☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Under Rule 14a-12	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

JACOBS ENGINEERING GROUP INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒ No	fee required.

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Notice of 2011

Annual Meeting of

Shareholders

and

Proxy Statement

Jacobs Engineering Group Inc.

JACOBS ENGINEERING GROUP INC.

1111 South Arroyo Parkway

Pasadena, California 91105

December 17, 2010

To Our Shareholders:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Jacobs Engineering Group Inc. The Annual Meeting will be held on Thursday, January 27, 2011, at 12:00 p.m., local time, at our headquarters located at 1111 South Arroyo Parkway, Pasadena, California.

We describe in detail the actions we expect to take at our Annual Meeting in the attached Notice of 2011 Annual Meeting of Shareholders and Proxy Statement.

In addition to the Proxy Statement, you should have also received a copy of our Annual Report on Form 10-K for fiscal year 2010. We encourage you to read the Form 10-K. It includes information about our operations as well as our audited, consolidated financial statements. If you did not receive a copy of our 2010 Annual Report on Form 10-K, you can access it on the Company’s website at www.jacobs.com.

Please use this opportunity to take part in the affairs of our company by voting on the business to come before the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign, date, and return the accompanying proxy card or voting instruction card or vote electronically via the Internet or telephone. See “About the Annual Meeting—How Do I Vote by Proxy?” in the Proxy Statement for more details. Returning the proxy card or voting instruction card or voting electronically does not deprive you of your right to attend the Annual Meeting and to vote your shares in person for the matters to be acted upon at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Michael S. Udovic
Vice President and Secretary

JACOBS ENGINEERING GROUP INC.

1111 South Arroyo Parkway

Pasadena, California 91105

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to be Held on January 27, 2011

The Proxy Statement and accompanying Annual Report to Shareholders are available at http://materials.proxyvote.com/469814

TIME AND DATE	12:00 p.m., local time, on Thursday, January 27, 2011

LOCATION	Jacobs Engineering Group Inc. 1111 South Arroyo Parkway Pasadena, California 91105

ITEMS OF BUSINESS	1. To elect the four directors named in the Proxy Statement to hold office until the 2014 annual meeting;

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending September 30, 2011;

3. To approve an amendment to and restatement of the Company’s Global Employee Stock Purchase Plan to extend the term of the plan to January 27, 2021;

4. To hold an advisory vote on the Company’s executive compensation;

5. To hold an advisory vote on the frequency of shareholder advisory votes on the Company’s executive compensation; and

6. To act upon such other matters as may properly come before the Annual Meeting.

RECORD DATE	The shareholders of record at the close of business on Wednesday, December 1, 2010, will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. You also have the option of voting your shares electronically on the Internet or by telephone. Voting instructions are printed on your proxy card or voting instruction card and are included in the accompanying Proxy Statement. You can revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

JACOBS ENGINEERING GROUP INC.

1111 South Arroyo Parkway

Pasadena, California 91105

PROXY STATEMENT

We are providing these proxy materials in connection with the 2011 Annual Meeting of Shareholders of Jacobs Engineering Group Inc. (the “Company”). This Proxy Statement, the accompanying proxy card or voting instruction card, and the Company’s 2010 Annual Report on Form 10-K were first mailed to shareholders on or about December 17, 2010. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of the Company is soliciting your vote in connection with the 2011 Annual Meeting of Shareholders.

What is the purpose of the Annual Meeting?

The meeting will be the Company’s regular, Annual Meeting of Shareholders. You will be voting on the following matters at the Annual Meeting:

1.	Election of the four directors named in the Proxy Statement to hold office until the 2014 annual meeting;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending September 30, 2011;

3.	Approval of an amendment to and restatement of the Company’s Global Employee Stock Purchase Plan to extend the term of the plan to January 27, 2021;

4.	An advisory vote on the Company’s executive compensation;

5.	An advisory vote on the frequency of shareholder advisory votes on the Company’s executive compensation; and

6.	Any other business that may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote?

The Board of Directors recommends a vote:

1.	For the election of John F. Coyne, Linda Fayne Levinson, Craig L. Martin, and John P. Jumper as directors;

2.	For the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending September 30, 2011;

3.	For the approval of the amendment to and restatement of the Company’s Global Employee Stock Purchase Plan to extend the term of the plan to January 27, 2021;

4.	For the advisory resolution approving the Company’s executive compensation; and

5.	For holding an advisory vote on the Company’s executive compensation every three years.

Who is entitled to vote at the Annual Meeting?

The Board of Directors set December 1, 2010 as the record date for the Annual Meeting (the “Record Date”). All shareholders who owned common stock of the Company at the close of business on the Record Date may attend and vote at the Annual Meeting.

How many votes can be cast by shareholders?

Each share of common stock is entitled to one vote. There is no cumulative voting. There were 126,149,764 shares of common stock outstanding and entitled to vote on the Record Date.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you are present at the Annual Meeting and vote in person, a proxy card or voting instruction card has been properly submitted by you or on your behalf, or you have voted electronically on the Internet or by telephone. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee (1) lacks the discretionary authority to vote on certain matters, and (2) has not received voting instructions from the beneficial owner in respect of these specific matters.

How many votes are required to elect directors and approve the other proposals?

Directors are elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will have no effect on the outcome of such election.

The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the proposal.

The approval of the amendment to and restatement of the Company’s Global Employee Stock Purchase Plan to extend the term of the plan to January 27, 2021 requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of the proposal.

The approval of the advisory resolution on the Company’s executive compensation requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the advisory resolution. Broker non-votes will have no effect on the outcome of the advisory vote. The results of this vote are not binding on the Board of Directors.

The advisory vote on the frequency of advisory votes on the Company’s executive compensation will be determined based on a plurality of the votes cast. This means that the option that receives the most votes will be recommended by the shareholders to the Board of Directors. Abstentions and broker non-votes are not counted for the advisory vote on frequency of advisory votes on the Company’s executive compensation and, therefore, will have no effect on the outcome of the proposal. The results of this vote are not binding on the Board of Directors.

How Do I Vote by Proxy?

You can vote your shares by completing and returning the proxy card or voting instruction card accompanying this Proxy Statement. You also have the option of voting your shares electronically on the Internet or by telephone. Your Internet or telephone vote authorizes the named proxies to vote shares in the same manner as if you marked, signed, and returned your proxy card or voting instruction card. Please see your proxy card or voting instruction card for more information on how to vote by proxy.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted in accordance with the recommendations of the Board of Directors. In connection therewith, the Board of Directors has designated Craig L. Martin and John W. Prosser, Jr. as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares in street name through a broker or other nominee and do not return the voting instruction card, the broker or other nominee will vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of independent registered public accounting firms. Because of recent changes to these rules, the uncontested election of directors at a shareholder meeting is no longer considered a routine matter. Similarly, these rules have been changed to prohibit broker discretionary authority with respect to votes on executive compensation. Therefore, brokers do not have the discretion to vote on the uncontested election of directors or on any advisory vote regarding the Company’s executive compensation.

Who pays for the proxy solicitation and how will the Company solicit votes?

The Company bears the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, the Company’s directors, officers, and other employees may solicit proxies by personal interview, telephone, facsimile, or email. These individuals will not be paid any additional compensation for any such solicitation. The Company will request brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign and return the proxy card or voting instruction card in the form accompanying this Proxy Statement, vote by telephone, or vote electronically on the Internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by giving written notice to the Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy or a later-dated vote by telephone or electronically on the Internet or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the shareholder of record, you must request, complete, and deliver a proxy from your broker or other nominee.

DISCUSSION OF THE VARIOUS PROPOSALS

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

At the Annual Meeting, shareholders will be asked to elect four directors to serve on the Board of Directors. The Company’s Bylaws currently provide for eleven directors. The Company’s Certificate of Incorporation and Bylaws divide the Board of Directors into three classes with the terms of office of the directors of each Class ending in different years. The terms of directors in Classes I, II, and III presently end at the annual meetings in 2012, 2013, and 2011, respectively. Classes I and III have four directors and Class II has three directors.

The four nominees to be voted upon at the Annual Meeting are in Class III. When elected, the directors serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy card or voting instruction card or vote electronically, your shares will be voted for the election of the four nominees recommended by the Board of Directors unless you choose to abstain or vote against any of the nominees. If any nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or will not serve as a director.

The Board of Directors has nominated John F. Coyne, Linda Fayne Levinson, Craig L. Martin, and John P. Jumper for election as Class III directors for three-year terms expiring at the 2014 annual meeting.

Please see “The Board of Directors and Its Committees” below for information about the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, their business experience, and other pertinent information.

Directors are elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will have no effect on the outcome of the election.

The Board of Directors unanimously recommends that you vote FOR all Nominees

PROPOSAL NO. 2 — RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) to audit the consolidated financial statements of the Company as of September 30, 2011, and for the fiscal year then ending. At the Annual Meeting, shareholders will be asked to ratify the selection of Ernst & Young.

The Company has been advised by Ernst & Young that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisors, and consultants.

The Company has also been advised that representatives of Ernst & Young will be present at the Annual Meeting where they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

If the selection of Ernst & Young is not ratified by a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting, then the Audit Committee will consider the appointment of other independent auditors whose selection for any period subsequent to the Annual Meeting will be subject to ratification by the shareholders at the 2012 annual meeting.

The affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting is necessary to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the year ending September 30, 2011. Abstentions have the same effect as a vote against the proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm for the year ending September 30, 2011

PROPOSAL NO. 3 — APPROVAL OF AMENDMENT TO AND RESTATEMENT OF THE GLOBAL

EMPLOYEE STOCK PURCHASE PLAN

At the Annual Meeting, shareholders will be presented with a proposal to approve an amendment to and restatement of the Company’s Global Employee Stock Purchase Plan, as amended and restated to date (the “Global Plan”), to extend the term of the Global Plan to January 27, 2021.

On November 18, 2010, the Board of Directors unanimously approved the amendment to and restatement of the Global Plan, subject to the approval by the Company’s shareholders at the Annual Meeting. In order for the amendment to and restatement of the Global Plan to take effect, it must be approved by the Company’s shareholders. As of December 1, 2010, 1,200,000 shares of common stock were authorized for issuance, and approximately 469,706 shares of common stock remained available for issuance, under the Global Plan.

The complete text of the Global Plan reflecting all amendments approved by the Board of Directors is attached hereto as Annex A to this Proxy Statement. The following discussion is qualified in all respects by reference to Annex A.

Purpose of the Global Plan

The purpose of the Global Plan is to advance the interests of the Company by encouraging stock ownership by employees of the Company and certain of its subsidiaries.

The Board of Directors believes that the opportunity for the employees of the Company to acquire an equity interest in the Company through participation in broad-based employee stock purchase plans such as the Global Plan is beneficial to both the Company and its employees. Such plans provide an important incentive to the employees of the Company as well as assist the Company in attracting new employees.

Employees of the Company within the United States are eligible, subject to certain requirements, to participate in the Jacobs Engineering Group Inc. 1989 Employee Stock Purchase Plan (the “1989 ESPP”). The Global Plan offers employees of certain subsidiaries of the Company organized in countries outside the United States the same opportunity to acquire an equity interest in the Company as is currently enjoyed by the Company’s U.S. employees.

Administration

The Global Plan is administered by the Board of Directors, a designated committee thereof, or the person or entity delegated the responsibility of administering the Global Plan (the “Committee”). The Committee is authorized to construe and interpret the Global Plan, to define the terms used in the Global Plan, to determine eligibility for participation and benefits, to prescribe, amend and rescind rules and regulations for its administration, and to take any other necessary action in relation to the Global Plan.

Eligibility

In general, and subject to local law, all employees of those subsidiaries of the Company designated by the Board of Directors to participate in the Global Plan (a “Designated Subsidiary”) are eligible to participate in the Global Plan provided they have completed one (1) year of service as of the relevant enrollment date. However, the Committee in its sole discretion may determine that the following employees shall not be eligible to participate:

(i)	Unless otherwise required by local law, employees whose customary employment is less than 20 hours per week or who are employed for less than five months in any calendar year;

(ii)	Unless otherwise required by local law, employees who are not actively employed by a Designated Subsidiary at the beginning of a six-month “election period” (described below), including employees who are on disability or a leave of absence;

(iii)	Any employee who would own more than five (5) percent of the common stock of the Company immediately after the stock purchase opportunity is granted to them under the Global Plan (for purposes of this condition, shares of common stock that the employee may purchase under any and all outstanding stock option agreements shall be treated as stock owned by the employee even though the stock option may not be exercisable at the time such opportunity to participate in the Global Plan is granted);

(iv)	Employees who are subject to Section 16(a) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(v)	Employees who are eligible to participate in the 1989 ESPP.

The Company estimates that, at December 1, 2010, there were approximately 8,700 employees eligible to receive purchase rights under the Global Plan.

Exercise of Purchase Right

Participation in the Global Plan is completely voluntary (an eligible employee who elects to participate in the Global Plan is also referred to as a “participant”).

The Global Plan permits participants to purchase shares of common stock from the Company by electing to exercise purchase rights to purchase common stock. These purchase rights are granted to eligible employees at the beginning of election periods, the duration of which is designated by the Committee. In order to exercise a purchase right and purchase shares of the common stock of the Company, participants must elect to contribute amounts ranging from 2% to 15% of his or her “compensation” (as defined in the Global Plan). Such contributions generally occur through payroll withholdings from the participant’s salary or wages (although alternative methods of contribution may be permitted by the Committee). An employee may elect to participate by enrolling in the Global Plan in accordance with procedures established by the Committee during an enrollment period. Once an eligible employee is enrolled in the Global Plan, such eligible employee will continue to participate in the Global Plan for each successive election period until he or she terminates his or her participation. Purchases of common stock by participants are affected at the end of each purchase period as determined by the Committee without any further action on the part of the participant.

Purchase Price

The price at which shares may be purchased is generally equal to 95% of the closing value of a share of common stock of the Company on the last trading day in a purchase period as determined by the Committee. The Committee may in its discretion, however, change the formula for determining the purchase price to the closing value on the last trading day of the purchase period as determined by the Committee multiplied by any percentage figure from 85% to 100%. The closing value of a share of common stock of the Company for this purpose is equal to the closing sale price for such a share as quoted on the New York Stock Exchange or such other established stock exchange or national market system on which the share is listed or traded for the day for which the closing value is to be determined. On December 1, 2010, the closing price for the Company’s common stock was $39.34 per share.

Maximum Amount of Stock

The maximum fair market value of common stock that an employee may purchase under the Global Plan (or any other employee stock purchase plan intended to meet the requirements of Section 423 of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the “Code”)), in any calendar year is $25,000 (based on the fair market value of the common stock when the purchase right is granted). Local tax laws and regulations may also limit the maximum number or value of shares that may be purchased.

Cessation of Employment

If a participant ceases to be employed by the Company or a designated subsidiary for any reason or ceases to be an eligible employee, then the participant’s rights under the Global Plan shall, subject to local law, immediately terminate, and the Company will refund to the employee, or the employee’s personal representative, the full amount of all withholdings without interest or with interest where required by law. An employee may not transfer a purchase right other than by will or the laws of descent and distribution, and during an employee’s lifetime, a purchase right is exercisable only by the employee.

Amendment, Modification and Termination

If this proposal is approved by the shareholders at the Annual Meeting, the Board of Directors may at any time amend, modify or terminate the Global Plan, provided, however, that no participant’s existing rights may be adversely affected by any such amendment, modification or termination, except to comply with law, stock exchange rules or accounting rules.

If this proposal is approved by the shareholders at the Annual Meeting, the Global Plan will terminate on January 27, 2021, unless the Board of Directors terminates the Global Plan at an earlier date or the shares reserved for the Global Plan are exhausted, and the shareholders do not vote to reserve additional shares for it.

Adjustments of Shares; Change of Control

In the event that the Company shall subdivide or reclassify the shares of common stock of the Company with respect to which a purchase right has been or may be granted under the Global Plan, or shall declare thereon any stock split or dividend, or shall alter the capital structure of the shares or the Company in any similar manner, then the number and class of shares held in the Global Plan and which may thereafter be subject to the share purchase right granted under the Global Plan shall be adjusted accordingly, and in the case of each right outstanding at the time of any such action, the number and class of shares which may thereafter be purchased pursuant to such right and the purchase price shall be adjusted accordingly, as necessary to preserve the rights of the holder(s) of such shares and right(s). If the Company is acquired by merger, or if substantially all of its assets or outstanding voting stock is acquired, then immediately prior to the effective date of the corporate transaction, each outstanding purchase right will be automatically exercised by applying all amounts withheld for each participant during the election period to the purchase of whole shares at the purchase price for such election period by treating the day immediately prior to the effective date of any corporate transaction as the last trading day of the election period, unless the Board of Directors determines in its sole discretion to establish an earlier date as the last trading day of the election period, or to provide that purchase rights will be assumed by a successor entity that is a party to the corporate transaction or terminate the Global Plan.

Global Plan Benefits

Each eligible employee elects whether to participate in the Global Plan and the extent to which he or she will participate. It is, therefore, not possible to determine the benefit or amounts that will be received in the future by individual employees or groups of employees under the Global Plan.

No Other Rights Conferred to Employees or Participants

Nothing in the Global Plan shall be construed to be a contract of employment between the Company or any subsidiary of the Company and any employee or any group or category of employee (whether for a definite or specific duration or otherwise), or to prevent the Company or the employer of any participant from terminating any employee’s employment at any time, in accordance with applicable local law. Nothing in the Global Plan shall be construed as conferring to any employee any right to participate in any other benefit plan sponsored by the Company or any subsidiary of the Company, or to any compensation in the event the Global Plan ends or the Company terminates the Global Plan.

Income Tax Consequences

The income tax implications of participation in the Global Plan differ depending on the particular laws applicable in the country in which a Designated Subsidiary is located. Each participant in the Global Plan should consult a tax advisor regarding the tax consequences of participating in the Global Plan.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting is necessary to approve the amendment to and restatement of the Global Plan. Abstentions have the same effect as a vote against the proposal.

The Board of Directors unanimously recommends that you vote FOR the approval of the amendment to and restatement of the Global

Employee Stock Purchase Plan

PROPOSAL NO. 4 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors of the Company is committed to excellence in governance. As part of that commitment, and as required by Section 14A(a)(1) of the Exchange Act, the Board of Directors is providing the Company’s shareholders with an opportunity to provide an advisory vote related to executive compensation.

The Human Resource and Compensation Committee of the Board of Directors (the “HR&C Committee”) establishes, recommends and governs all of the compensation and benefits policies and actions for the Company’s Named Executive Officers (“NEOs”), as defined below under “Executive Compensation—Summary Compensation Table.” Additional information regarding the HR&C Committee and its role is described below in the “Compensation Discussion and Analysis” section of this proxy statement and the related tables and narrative disclosure. Consistent with the Company’s compensation philosophy, our executive compensation program has been designed to promote a performance-based culture and align the interests of executives with those of shareholders by linking a substantial portion of compensation to the Company’s performance. The program is designed to award superior performance and provide consequences for underperformance. The program is also designed to attract and to retain highly-qualified executives who are critical to the success of the Company.

To that end, the Company provides pay that is highly leveraged toward equity in order to align total compensation with shareholder interests. Equity represents the majority of a NEOs compensation as a percentage of total compensation (base, short-term incentive and equity). Specifically:

•	Approximately 71% of total compensation for the CEO in fiscal 2010 was in equity; approximately 18% in base salary; and approximately 11% in short-term incentive; and

•	Approximately 53% (on average) of total compensation for NEOs (other than the CEO) in fiscal 2010 was in equity; approximately 25% in base salary; and approximately 14% in short-term incentive.

In addition, during fiscal 2010, based on competitive data, retention strategy and further alignment with shareholders, the HR&C Committee granted a mix of stock options and longer vesting restricted stock to its executive officers, with the CEO receiving 53% of his equity award in stock options and 47% in restricted stock and the other NEOs receiving 55% of their equity award in stock options and 45% in restricted stock.

The HR&C Committee continually reviews best practices in governance and executive compensation. In observance of such best practices, the Company:

•	Does not maintain employment agreements with the NEOs (other than an expatriate agreement relating to assignment conditions);

•	Does not provide supplemental retirement benefits for the NEOs;

•	Does not provide perquisites (unless generally available to all employees and other than limited expatriate arrangements) for the NEOs;

•	Does not provide for any tax gross-ups for the NEOs in the event of a change in control;

•	Does not permit the HR&C Committee’s independent compensation consultant to perform services for the Company other than those that support the needs of the HR&C Committee;

•	Has incentive plans that discourage undue risk and align executive rewards with short, medium and long term company performance; and

•	Encourages executives to have a meaningful ownership interest in the Company and regularly reviews the NEOs’ holdings in the Company against pre-established ownership guidelines.

For the reasons discussed above, the Board of Directors unanimously recommends that shareholders vote in favor of the following resolution:

“Resolved, that the shareholders approve the compensation of the NEOs, as described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure, in the proxy statement.”

While the resolution is non-binding, the Board of Directors values the opinions that shareholders express in their votes and in any additional dialogue. It will consider the outcome of the vote and those opinions when making future compensation decisions.

The Board of Directors unanimously recommends that you vote FOR the advisory resolution approving the Company’s executive compensation

PROPOSAL NO. 5 — ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON

EXECUTIVE COMPENSATION

As part of the Board’s commitment to excellence in corporate governance, and as required by the Section 14A(a)(2) of the Exchange Act, the Board of Directors is providing the Company’s shareholders with an opportunity to provide an advisory vote to determine whether the shareholder vote on executive compensation should occur every one, two or three years.

Consistent with the Company’s compensation philosophy, the Company’s executive compensation program promotes a performance-based culture and is designed to award superior performance and attract and retain highly-qualified executives while aligning their interests with those of the Company’s shareholders. Equity comprises a significant component of the Named Executive Officers’ (“NEOs”) compensation and such long-term awards generally vest over a two- to five-year period from the date of grant. Furthermore, the HR&C Committee continually reviews best practices in governance and executive compensation and maintains a compensation program that complies with suggested best practices guidelines. In observance of such best practices, the Company does not maintain employment agreements with the NEOs (other than an expatriate agreement relating to assignment conditions), does not provide supplemental retirement benefits for the NEOs, does not provide perquisites (unless generally available to all employees and other than limited expatriate arrangements) for the NEOs and does not provide for any tax gross-ups for the NEOs in the event of a change in control. The Company believes these factors, along with the rest of the compensation program as described more fully below in the “Compensation Discussion and Analysis” section of this proxy statement and the related tables and narrative disclosure, emphasize the positive pay practices employed by the Company.

The Company believes holding an advisory vote on executive compensation every three years would allow the Company to conduct a meaningful and detailed review of its pay practices in response to such shareholder advisory vote on executive compensation and that a more frequent vote is not necessary given the long-term nature of the Company’s executive compensation program and the Company’s compliance with best practices related to compensation.

For the reasons discussed above, the Board of Directors recommends that shareholders vote to hold the advisory vote on executive compensation every three years. Shareholders are not voting, however, to approve or disapprove of this particular recommendation. The proxy card provides for four choices and shareholders are entitled to vote on whether the advisory vote on executive compensation should be held every one, two, or three years, or to abstain from voting.

While the result of this advisory vote on the frequency of the vote on executive compensation is non-binding, the Board of Directors values the opinions that shareholders express in their votes and in any additional dialogue. It will consider the outcome of the vote and those opinions when deciding how frequently to conduct the vote on executive compensation.

The Board of Directors unanimously recommends that you vote

to hold the advisory vote on executive compensation EVERY THREE YEARS

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company monitors developments in the area of corporate governance and routinely reviews its processes and procedures in light of such developments. Accordingly, the Company reviews federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002 as well as various rules promulgated by the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”). The Company believes that it has procedures and practices in place which are designed to enhance and protect the interests of its shareholders.

The Board of Directors has approved Corporate Governance Guidelines for the Company. The Corporate Governance Guidelines address the following matters:

•	The Mission of the Board of Directors;

•	The size of the Board of Directors;

•	Frequency of meetings of the Board of Directors;

•	Committees of the Board of Directors;

•	The requirement that the Board of Directors be comprised of a majority of independent directors;

•	The requirement that the Audit, Human Resource and Compensation, and Nominating and Corporate Governance Committees of the Board of Directors be comprised entirely of independent directors;

•	Guidelines for determining director independence;

•	Majority voting in uncontested elections of directors;

•	Limits on the number of other public company boards on which non-management directors (i.e., a director who is not employed by the Company) may serve;

•	Executive sessions of the Board of Directors wherein non-management directors meet as a group without the presence of management directors;

•	Conflicts of interests;

•	The role and responsibilities of the Presiding Director;

•	The requirement that the performance of the Chief Executive Officer be evaluated annually and reviewed by the non-management directors;

•	Significant change in professional occupation or employment of a director;

•	Review of the performance of individual directors; and

•	Other matters uniquely germane to the work and responsibilities of the Board of Directors.

Director Education

Also pursuant to the Company’s Corporate Governance Guidelines, the Board of Directors is provided with, and encouraged to participate in, continuing education.

Codes of Ethics

In addition to the Corporate Governance Guidelines, the Board of Directors has adopted the following other codes, guidelines, and policies:

•	Code of Business Conduct and Ethics for Members of the Board of Directors;

•	Code of Ethics for the Chief Executive Officer and Senior Financial Officers; and

•	Corporate Policies Concerning Business Conduct.

These documents, along with the Corporate Governance Guidelines, serve as the foundation for the Company’s system of corporate governance. They provide guidance for maintaining ethical behavior, require that directors and employees comply with applicable laws and regulations, prohibit conflicts of interest, and provide mechanisms for reporting violations of the Company’s policies and procedures.

In the event the Company makes any amendment to, or grants any waiver from, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, the Company will disclose such amendment or waiver and the reasons therefore on its website at www.jacobs.com.

Stock Ownership Guidelines

In an effort to more closely align the Company’s non-management directors’ financial interests with those of the shareholders, the Board of Directors has established stock ownership guidelines for non-management directors. Under these guidelines, the Company’s non-management directors are expected to own common stock valued at a minimum of three times their annual cash retainer. Non-management directors are expected to meet or exceed these guidelines within five years of joining the Board of Directors.

As part of the Company’s continuing efforts to align the financial interests of the Company’s executives with those of the shareholders, the Company has established stock ownership guidelines for the Company’s senior management. Under these guidelines, members of senior management are expected to own common stock valued at between two to five times their base salary, depending upon their position in the Company. The guideline for the Chief Executive Officer is five times base salary. The guideline for Executive Vice Presidents is three times base salary, and the guideline for all other members of the senior management team is two times base salary. The members of senior management subject to these guidelines are expected to meet or exceed these guidelines within three to five years of entering their respective positions.

Committee Charters

The Board of Directors has adopted formal charters for each of its standing Committees:

•	The Audit Committee;

•	The Human Resource and Compensation Committee; and

•	The Nominating and Corporate Governance Committee.

These charters establish the missions of the respective Committees as well as Committee membership guidelines. They also define the purpose, duties, and responsibilities of each Committee in relation to the Committees’ role in supporting the Board of Directors, and assisting the Board in discharging its duties in supervising and governing the Company.

Availability of Documents

The full text of the Corporate Governance Guidelines, Code of Business Conduct and Ethics for Members of the Board of Directors, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers, the Corporate Policies Concerning Business Conduct, Committee Charters, Board of Directors Guidelines for Determining the Independence of its Members, and the other corporate governance materials described in this Proxy Statement are accessible by following the link to “Corporate Governance” on the Company’s website at www.jacobs.com.

The Company will furnish without charge a copy of the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics for Members of the Board of Directors, the Company’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers, the Company’s Corporate Policies Concerning Business Conduct, the Charters of the Audit Committee, Human Resource and Compensation Committee, and Nominating and Corporate Governance Committee, and the Board of Directors Guidelines for Determining the Independence of its Members to any person making such a request in writing and stating that he or she is a beneficial owner of common stock of the Company. Requests should be addressed to: Jacobs Engineering Group Inc., 1111 South Arroyo Parkway, Pasadena, California, 91105, Attention: Corporate Secretary.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors believes the Board, as a whole, should possess the requisite combination of skills, professional experience, and diversity of backgrounds to oversee the Company’s business. The Board of Directors also believes there are certain attributes each individual director should possess, as reflected in the Board of Directors’ membership criteria. Accordingly, the Board of Directors and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually as well as in the broader context of the Board’s overall composition and the Company’s current and future needs. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This annual assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve. This assessment takes into consideration all factors deemed relevant by the Nominating and Corporate Governance Committee, including the matters described under “—Committees of the Board of Directors—Nominating and Corporate Governance Committee.” For incumbent directors, the factors also include past performance on the Board of Directors and its committees.

The following table sets forth the names, ages and background information of the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, as well as each individual’s specific experience, qualifications and skills that led the Board of Directors to conclude that each such nominee/director should serve on the Board of Directors. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter. Please refer to the Company’s 2010 Annual Report on Form 10-K for information pertaining to the Company’s executive officers.

NOMINEES

Name and Experience	Class	Director Since

John F. Coyne, Director. Mr. Coyne, age 60, is President and Chief Executive Officer and a member of the Board of Directors and Chair of the Executive Committee of Western Digital Corporation (“WD”). WD designs, develops, manufactures, and sells hard drives and solid state drives. Mr. Coyne joined WD in 1983 and has dedicated the majority of his career to WD, serving the company in many capacities around the globe. He has been President of WD since May 2006 and became CEO in January 2007. From November 2002 until June 2005, Mr. Coyne served as Senior Vice President, Worldwide Operations, from June 2005 until November 2005, he served as Executive Vice President, Worldwide Operations, and from November 2005 until June 2006, he served as Executive Vice President and Chief Operations Officer. A native of Dublin, Ireland, Mr. Coyne received his bachelor’s degree in mechanical engineering from the University College Dublin in 1971.

Mr. Coyne’s nearly 30 years of experience with WD throughout the world in a number of executive capacities provides the Board of Directors with valuable international business experience and knowledge, which is particularly relevant to the Board in light of the Company’s international operations. Mr. Coyne’s executive experience is also a valuable resource for the Board in its dealings with senior management.	III	2008

Linda Fayne Levinson, Director. Ms. Fayne Levinson, age 68, is an experienced executive and corporate director. From 1997 until 2004, Ms. Fayne Levinson was a Partner of GRP Partners, a venture capital firm that invests in early stage technology companies. Prior to that, Ms. Fayne Levinson was an executive at Creative Artists Agency, Inc.; a Partner at Wings Partners, a Los Angeles based private equity firm; President of Fayne Levinson Associates, an independent consulting firm; a Senior Vice President of American Express Travel Related Services Co., Inc.; and a Partner of McKinsey & Company, where she became the first woman partner in 1979. Ms. Fayne Levinson also serves as a member of the Boards of DemandTec, Inc., Ingram Micro, Inc., NCR Corporation and The Western Union Company.

Name and Experience	Class	Director Since
Ms. Levinson’s executive, consulting and investment career brings in-depth knowledge of business operations, strategy and technology to the Board of Directors. Her service on the boards of a number of global companies, including her service both as lead director, in one instance, and as chair of compensation committees, provides the Board insight regarding compensation strategies and other corporate governance matters, both of which are key areas of focus in today’s corporate environment.	III	1996

Craig L. Martin, President, Chief Executive Officer, and Director. Mr. Martin, age 61, has served in various senior and executive positions with the Company since joining it in 1994. Mr. Martin was promoted to President of the Company in July 2002, and became Chief Executive Officer in April 2006.

Mr. Martin brings a deep understanding of the Company’s business, industry, operations and strategic planning to the Board from his more than 15-years of experience with the Company and role as President and Chief Executive Officer. Having Mr. Martin serve on the Board also provides an open channel of communication between the Board and senior management.	III	2002

General John P. Jumper (USAF Retired), Director. General Jumper, age 65, retired from the U.S. Air Force in 2005 after a distinguished 39-year military career. In his last position as Chief of Staff, he served as the senior military officer in the Air Force leading more than 700,000 military, civilian, Air National Guard, and Air Force Reserve men and women and administering annual budgets in excess of $100 billion. As a member of the Joint Chiefs of Staff, General Jumper provided military advice to the Secretary of Defense, the National Security Council, and the President. During his career, he served as Commander, Air Combat Command; commanded U.S. Air Forces in Europe; and served as Senior Military Assistant to the Secretary of Defense. General Jumper holds a Master of Business Administration degree from Golden Gate University in San Francisco and a Bachelor of Science degree from Virginia Military Institute. General Jumper currently serves on the Boards of Goodrich Corporation and SAIC, Inc. He also serves on several non-profit and charitable boards.

General Jumper brings valuable leadership and management skills, developed through his military service, including as the highest-ranking officer in the U.S. Air Force. His 39-year military career provides the Board with valuable experience and knowledge of government and the military, which is particularly valuable given the Company’s government and military contracts.	III	2007

CONTINUING DIRECTORS

Name and Experience	Class	Director Since

Joseph R. Bronson, Director. Mr. Bronson, age 62, is the Principal and CEO of TheBronsonGroup, LLC, a consulting firm engaged primarily in the area of financial and operational consulting. He is the former President and Chief Executive Officer of SVTC Technologies, Inc., a leading provider of communication services to the semiconductor and solar industries, positions he held starting in January 2009. From August 2007 to October 2008, he was President and Chief Operating Officer and a director of Sanmina-SCI Corporation, a leading electronics contract manufacturer. From 2004 to 2007, he was the President, a Member of the Office of the Chief Executive Officer and a Director of Form Factor Inc., a global leader in advanced semiconductor wafer probe card technology. Mr. Bronson was previously Executive Vice President and Chief Financial Officer of Applied Materials, Inc., a worldwide supplier of products and services to the global semiconductor industry and a leading information infrastructure provider. Mr. Bronson had been employed

Name and Experience	Class	Director Since

by Applied Materials from 1984 to 1989 and from 1990 to October 2004. Mr. Bronson held the position of Corporate Controller for Applied Materials from 1984 to 1989, the position of Chief Financial Officer from January 1998 to his departure, and was Executive Vice President since December 2000. From 1989 to 1990, Mr. Bronson served as Vice President and Chief Financial Officer of Stardent Computer. From 1979 to 1984, Mr. Bronson was employed by Schlumberger Limited, where he was Group Controller from 1983 to 1984. He is a Certified Public Accountant and a member of the American Institute of CPA’s and serves as Trustee of Fairfield University and is Chairman of the Leavey School of Business Advisory Board, Santa Clara University, California. Mr. Bronson also currently serves on the Board of Directors of Maxim Integrated Products, Inc., a leading supplier of analog devices to semiconductor industry.

Mr. Bronson brings accounting expertise and familiarity with financial statements, financial disclosures, auditing and internal controls to the Board from his prior service as Chief Financial Officer and Corporate Controller of several companies, including Applied Materials, Inc. His senior management level experience at large publicly traded companies also brings to the Board additional perspective regarding the day to day operations of large organizations as well as corporate best practices.	I	2003

The Hon. Thomas M. T. Niles, Director. Ambassador Niles, age 71, is Vice Chairman of United States Council for International Business (USCIB), a company working with its international affiliates to promote open markets and freer trade around the world. He was President of USCIB from 1999 to 2005. Ambassador Niles was formerly U.S. Ambassador to Canada (1985-1989), U.S. Ambassador to the European Union (1989-1991), Assistant Secretary of State for Europe and Canada (1991-1993), and Ambassador to Greece (1993-1997).

Ambassador Niles brings important knowledge of international business and international relations to the Board through his work with the USCIB, multiple ambassadorships, and over 37 years with the U.S. Foreign Service which is particularly valuable to the Board given the Company’s international operations. Ambassador Niles experience with the U.S. federal government and foreign governments is also a valuable resource in helping the Board better understand relationships underlying government contracts.	I	2003

Peter J. Robertson, Director. Mr. Robertson, age 63, was Vice Chairman of the Board for Chevron Corporation, one of the world’s largest energy companies, until April 1, 2009. He joined Chevron in 1973 and over his 36 year career he had a wide variety of responsibilities including the direction of Chevron’s worldwide exploration and production and global gas businesses, corporate strategic planning, policy, government and public affairs. Between 1989 and 1991 he was Chief Financial Officer of Chevron USA. He is an independent senior adviser with Deloitte LLP, a non executive director of Universal Pegasus International and an advisory director of Campbell-Lutyens. He is co-chairman of the US Saudi Arabian Business Council, chairman of the World Affairs Council of Northern California, vice chairman of the International House board at Berkeley, and a director of the Washington DC based Resources for the Future. He is a past chairman of the US Energy Association. A native of Edinburgh, Scotland, he holds a Bachelor of Science degree in Mechanical Engineering from the University of Edinburgh and an MBA from the University of Pennsylvania, Wharton School, where he was a Thouron Scholar.

Name and Experience	Class	Director Since

Mr. Robertson brings vital knowledge and experience to the Board in the oil and gas industry from his over 36-year career at Chevron Corporation, which is particularly important given the number of Company customers in the energy and refining sector. He also brings valuable international experience in developed and developing countries from his executive experience and the multiple chairmanship and director positions he has held and currently holds. Mr. Robertson also has important accounting know-how and experience with public company financial statements, disclosures and accounting rules from his service as Chief Financial Officer of Chevron USA.

	I	2009

Noel G. Watson, non-executive Chairman of the Board and Director. Mr. Watson, age 74, has been with the Company since 1965 and was Chief Executive Officer of the Company from November 1992 to April 2006. He was also the President of the Company from 1987 until July 2002. Mr. Watson serves on the Board of Directors of GT Solar International Inc.

Mr. Watson brings a deep understanding of the Company’s business, industry and operations to the Board from his over 40-year career at the Company. In addition, as the longest-tenured Board member, he serves as a valuable resource of institutional knowledge.	I	1989

Robert C. Davidson, Jr., Director. Mr. Davidson, age 65, is retired. Mr. Davidson served as the Chairman and Chief Executive Officer of Surface Protection Industries, Inc., a company that provided surface protection products and services worldwide from 1978 to October 2007. He serves as a member of the Boards of Morehouse College (Vice Chairman), Art Center College of Design (Chairman), Cedars-Sinai Medical Center (Vice Chair of Audit Committee), Broadway Federal Bank, f.s.b. (Chairman of Compensation Committee), and the University of Chicago Graduate School of Business Advisory Council. He received a Bachelor of Arts degree from Morehouse College and an MBA in Marketing and Finance from the University of Chicago.

Mr. Davidson brings strong leadership and knowledge and experience of strategic and financial matters to the Board from his almost 30 year career at Surface Protection Industries, Inc. and his service as chief executive officer and chairman of multiple organizations. He also brings to the Board important knowledge of public company governance through his service on multiple public company boards, including service on compensation committees.	II	2001

Edward V. Fritzky, Director. Mr. Fritzky, age 60, is retired. Mr. Fritzky served on the Board of Amgen, Inc., a global biotechnology company that discovers, develops, manufactures, and markets human therapeutics based on advances in cellular and molecular biology, from July 2002 to May 2005 and also served as a special advisor to Amgen until July 2004. From January 1994 to July 2002, Mr. Fritzky served as Chief Executive Officer, President and Chairman of the Board of Immunex Corporation, a biotechnology company. From March 1989 to January 1994, he was President and Vice President of Lederle Laboratories, a division of American Cyanamid Company, a pharmaceutical company. Mr. Fritzky serves as a member of the Board of Geron Corporation.

Mr. Fritzky provides strong knowledge of and management and operational experience in the biotechnology and pharmaceutical industries to the Board, which is particularly valuable given the Company’s customers in these industries. He also brings to the Board important knowledge of public company governance through his service as a Board member of Geron Corporation.	II	2004

Name and Experience	Class	Director Since

Rear Admiral Benjamin F. Montoya, CEC, USN (Retired), Director. Admiral Montoya, age 75, is retired. From 1987 to 1989 he served as the Commander, Naval Facilities Engineering Command and Chief of Civil Engineers. He was Senior Vice President and General Manager of the Gas Supply Business Unit of Pacific Gas and Electric Company from 1991 to 1993. He was President and Chief Executive Officer of Public Service Company of New Mexico, the largest provider of electricity in New Mexico, from 1993 until 2000 and was elected Chairman of the Board in 1999 and served until he retired in October 2000. He was the Chief Executive Officer of SmartSystems Technologies, a company that designs, develops, and manufactures automated security, energy, and other control systems for homebuilders and installers, from 2000 to 2007. Admiral Montoya serves as a member of the Boards of TEC, Inc. and Brown and Caldwell Engineers. He has a Bachelor of Science degree from the U.S. Naval Academy, a degree in Civil Engineering from the Rensselaer Polytechnic Institute, a Juris Doctorate from Georgetown Law School and an Advanced Degree in Environmental Sciences from Georgia Tech.

Admiral Montoya brings important knowledge and experience in the gas industry to the Board, which is particularly valuable given the Company’s provision of services to the gas industry. His military career, which includes 31 years in the Navy Civil Engineering Corp., also provides the Board with valuable experience and knowledge of general government and military matters, which is particularly valuable given the Company’s government and military contracts. He also brings to the Board important knowledge of public company finance and governance through his past service on the Finance and Audit Committees of Wells Fargo Bank.

	II	2002

Meetings of the Board of Directors

The Board of Directors holds six regularly scheduled meetings each year and may hold additional meetings from time to time as the Board of Directors deems necessary or desirable. The Board of Directors held nine meetings during fiscal 2010. All directors attended at least 75% of all meetings of the Board of Directors and of the Committees thereof on which they served during the year. The Board of Directors has a policy that directors are expected to attend the annual meetings of shareholders. All directors then on the Board of Directors attended the 2010 annual meeting of shareholders.

During fiscal 2010, the non-management members of the Board of Directors met in executive sessions without management present at all of its regularly held meetings. The Board of Directors expects to continue that practice in fiscal 2011. The director serving as the presiding director at these executive sessions rotates on an annual basis among the chairs of the various Committees of the Board of Directors. No director may serve as the presiding director for two consecutive years. Currently, Joseph Bronson, the Chair of the Audit Committee, is the presiding director. On January 27, 2011, following the Annual Meeting, the Chair of the Human Resource and Compensation Committee will begin serving as the presiding director. The Chair of the Nominating and Corporate Governance Committee will begin serving as the presiding director beginning after the 2012 annual meeting of shareholders.

Compensation of Directors for Fiscal 2010

At the beginning of fiscal year 2010, the Company paid non-management directors a cash retainer in the amount of $60,000 per year, plus a fee of $1,500 for each meeting of the Board of Directors and each Committee on which they serve that they attend. Each non-management director also received an annual award of 1,000 restricted stock units, an annual award of an option to purchase 2,500 shares of the Company’s common stock on the first day of March of each year (the “annual grant”), and, upon his or her election to the Board of Directors, an option to purchase 4,000 shares of the Company’s common stock on the first day of the month following the date he or she is first elected to the Board of Directors (the “appointment grant”). Beginning on January 28, 2010, the annual cash retainer for non-management directors was increased to $88,000, all meeting attendance fees were eliminated, and the option component of the annual grant was increased from 2,500 to 3,500 shares. All other amounts remained unchanged.

Each of the equity grants described above is made pursuant to the Jacobs Engineering Group Inc. 1999 Outside Director Stock Plan, as amended and restated (the “1999 Outside Director Plan”). Each director option grant vests and becomes exercisable in four equal annual installments commencing on the first anniversary of the grant date. Each director restricted stock unit grant vests in full six months after the grant date; however the award is not settled by issuance of the underlying shares until the director’s retirement from the Board of Directors. In accordance with the terms and conditions of the 1999 Outside Director Plan, the option prices for both the annual grants and the appointment grants are equal to the average of the Fair Market Values (as defined in the 1999 Outside Director Plan) of a share of common stock for the ten trading days ending on the second trading day prior to the date for which the grant price is being determined, but in no event less than eighty-five percent (85%) of the Fair Market Value of a share of common stock on the date the grant price is being determined.

The table below sets forth the compensation paid (or credited) to each of the Company’s directors during fiscal 2010.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($)		Total ($)
Joseph R. Bronson	87,000	39,430	62,440	—	—		188,870
John F. Coyne	87,000	39,430	62,440	—	—		188,870
Robert C. Davidson, Jr.	87,000	39,430	62,440	—	—		188,870
Edward V. Fritzky	87,000	39,430	62,440	—	—		188,870
Robert B. Gwyn(5)	21,000	—	—	13,657	—		34,657
John P. Jumper	87,000	39,430	62,440	—	—		188,870
Linda Fayne Levinson	87,000	39,430	62,440	—	—		188,870
Benjamin F. Montoya	87,000	39,430	62,440	—	—		188,870
Thomas M.T. Niles	87,000	39,430	62,440	—	—		188,870
Peter J. Robertson	87,000	39,430	62,440	—	—		188,870
Noel G. Watson	29,333	—	—	185,630	1,469,304	(6)	1,684,267

(1)	Represents fees earned during fiscal 2010.
(2)	Represents the grant date fair value of the grants of restricted stock units (“RSUs”) under the 1999 Outside Director Plan during the fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). A grant of RSUs relating to 1,000 shares of common stock was made to each of the then-sitting non-management directors on March 1, 2010 and was based on a grant date fair value of $39.43 per share (market price on the date of grant), with a total fair value of $39,430. The aggregate number of shares of restricted stock and RSUs outstanding at October 1, 2010 for each director was as follows: J. Bronson – 12,000; J. Coyne – 3,000; R. Davidson – 16,000; E. Fritzky – 10,000; J. Jumper – 4,000; L. Levinson – 18,000; B. Montoya – 16,000; T. Niles – 12,000; and P. Robertson – 1,000.
(3)

Represents the grant date fair value of options granted under the 1999 Outside Director Plan during the fiscal year in accordance with FASB ASC Topic 718. Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2010 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts. A grant of options relating to 3,500 shares of common stock was made to each then-sitting non-management director on March 1, 2010 and was based on a grant date fair value of $17.84 per share, with a total fair value of $62,440. The aggregate number of options outstanding at October 1, 2010 for each director was as follows: J. Bronson – 18,500; J. Coyne – 12,500; R. Davidson – 44,500; E. Fritzky – 31,500; J. Jumper – 16,500; L. Levinson – 40,500; B. Montoya – 16,000; T. Niles – 23,500; P. Robertson 7,500; and N. Watson – 1,048,387.

(4)	Represents interest credited under the Company’s deferral plans in excess of 120% of the applicable federal long-term rate (“AFR”).
(5)	Mr. Gwyn elected not to stand for re-election at the 2010 Annual Meeting.
(6)	Consists of (i) compensation attributable to Mr. Watson’s service as an employee during the year as follows: $5,950 – Company contribution to the 401(k) Plan; $653,846 – base salary earned; $281,322 – unused time-off pay out and $378,186 – annual bonus; and (ii) compensation attributable to service as a consultant: $150,000 – consulting fees.

Independence of Directors

The Board of Directors has adopted Board of Directors Guidelines for Determining the Independence of its Members, which are accessible by following the link to “Corporate Governance” on the Company’s website at www.jacobs.com. The Board of Directors has affirmatively determined that each of Ms. Fayne Levinson and Messrs. Bronson, Coyne, Davidson, Fritzky, and Robertson, Ambassador Niles, General Jumper, and Admiral Montoya is, and that Mr. Gwyn was during his service on the Board, independent under Section 303A.02 of the NYSE listed company manual and the Company’s Independence Guidelines. The NYSE’s independence definition also includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company, which would prevent a director from being independent. None of the Company’s independent directors had any relationship that violated the NYSE’s tests. In addition, as further required by the NYSE’s listed company manual, the Board of Directors has made an affirmative determination that, other than in respect of their positions as directors and as described below for Mr. Robertson, General Jumper, and Admiral Montoya, no relationship, whether immaterial or material, exists between any independent director and the Company that would prevent a director from being independent. Mr. Robertson is on the board of directors of the US-Saudi Arabian Business Council, an organization of business leaders to which the Company has made an aggregate of approximately $3,000 in cash contributions. General Jumper is on the board of directors of Air Force Village Charitable Foundation, a charitable organization to which the Company made a total cash contribution of $15,000 during the past two years. Admiral Montoya is the Chairman of the Board of Trustees of the CEC/Seabee Historical Foundation, a charitable organization to which the Company has made total cash contributions of $25,000 in the past five years. After a review of the facts, using its business judgment, the Board of Directors determined that these relationships did not compromise Mr. Robertson’s, General Jumper’s or Admiral Montoya’s independence.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide that the Board is free to select its Chairman and Chief Executive Officer in any manner after consideration of relevant factors at the time of the decision. Currently, the Board is led by a non-executive Chairman, Mr. Watson, the former Chief Executive Officer of the Company. The Board has determined that having Mr. Watson serve as Chairman provides significant advantages to the Board, as it allows the Board to benefit from his prior experience and knowledge of the Company’s business and affairs and also facilitates communications and relations between the Board, the Chief Executive Officer and other senior management. Because the Board also believes that strong independent Board leadership is a critical aspect of effective corporate governance, the Board has established the position of presiding director. As discussed above, the presiding director rotates on an annual basis among the chairs of the various committees, with no director serving as presiding director for more than two consecutive years. The presiding director chairs the board meetings during all executive sessions.

The Board’s Role in Risk Oversight

The Board of Directors oversees the Company’s risk management process. The Board oversees a Company-wide approach to risk management, designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. The Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational/strategic, health and safety, and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions and financial matters. In addition, the independent directors discuss risk management during executive sessions without management present.

While the Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee focuses on financial risk, including internal controls, and discusses the Company’s risk profile with the Company’s independent registered public accounting firm. The Audit Committee also reviews potential violations of the Company’s Code of Ethics and related corporate policies. The HR&C Committee periodically reviews compensation practices and policies to determine whether they encourage excessive risk taking, including an annual review of management’s assessment of the risk associated with the Company’s compensation programs covering its employees, including executives, and discusses the concept of risk as it relates to the Company’s compensation programs. Finally, the Nominating and Corporate Governance Committee manages risks associated with the independence of directors and Board nominees. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the Board, as appropriate, including monthly reports on significant Company projects, with additional review or reporting on risks being conducted as needed or as requested by the Board and its committees.

Committees of the Board of Directors

Audit Committee — The Audit Committee advises the Board of Directors on internal and external audit matters affecting the Company and is responsible for the appointment of the independent auditors of the Company. In addition, the Audit Committee reviews with such auditors the scope and results of their examination of the financial statements of the Company and any investigations by such auditors, and reviews and approves the worldwide audit fee and all non-audit services.

The Audit Committee is governed by a charter which is available by following the links to “Corporate Governance” on the Company’s website at www.jacobs.com or upon written request, as described above under “Corporate Governance — Availability of Documents.” From October 3, 2009 to January 28, 2010, the date of the Company’s 2010 Annual Meeting of Shareholders, the members of the Audit Committee were Messrs. Bronson (Chair), Fritzky, Gwyn, and Robertson. Mr. Gwyn chose not to stand for reelection and retired from the Board and its Audit Committee immediately following the 2010 Annual Meeting of Shareholders. Following the 2010 Annual Meeting of Shareholders, the members of the Audit Committee were: Messrs. Bronson (Chair), Fritzky, and Robertson. The Board of Directors has affirmatively determined that all of the members of the Audit Committee (including Mr. Gwyn while he was on the Audit Committee) meet the Company’s Independence Guidelines, the independence standards of Section 303A.02 of the NYSE listed company manual, Rule 10A-3 under the Exchange Act and are “financially literate” as required by Section 303A.07(a) of the NYSE listed company manual, as such qualification is interpreted by the Company’s Board of Directors in its business judgment. In addition, the Board of Directors has affirmatively determined that all of the members of the Audit Committee (including Mr. Gwyn while he was on the Audit Committee) are “audit committee financial experts” under Item 407(d)(5) of Regulation S-K. The Board of Directors made this determination based on the respective qualifications and business experience of each of the members, as briefly described above. During fiscal 2010, the Audit Committee held six meetings. Further information regarding the Audit Committee is set out in the “Report of the Audit Committee” below.

Human Resource and Compensation Committee — The HR&C Committee establishes, recommends, and governs all compensation and benefits policies for executive officers, including individual components of total remuneration, goals, and performance criteria for incentive compensation plans, short- and long-term incentive plan design, and key benefit plans established for employees. The HR&C Committee is responsible for the policy and protocol involved in the granting of all equity compensation and approves directly or through its sub-committee, all equity-based grants made to employees. The HR&C Committee also oversees the administration of employee benefit plans for the Company.

The HR&C Committee is governed by a charter which is available by following the link to “Corporate Governance” on the Company’s website at www.jacobs.com or upon written request, as described above under “Corporate Governance—Availability of Documents.” The Board of Directors has affirmatively determined that all of the members of the HR&C Committee meet the Company’s Independence Guidelines and the independence standards of Section 303A.02 of the NYSE listed company manual. During fiscal 2010, the HR&C Committee held five meetings. The current members of the HR&C Committee are Admiral Montoya (Chair), Mr. Coyne, and Mr. Davidson.

Compensation Committee Interlocks and Insider Participation — During the last completed fiscal year, no member of the HR&C Committee was an officer or employee of the Company, was a former officer of the Company, nor had a relationship with the Company requiring disclosure as a related party transaction under Item 404 of Regulation S-K. None of the Company’s executive officers served on the compensation committee or board of directors of another entity whose executive officer(s) served as a director on the Company’s Board of Directors or on the HR&C Committee.

Nominating and Corporate Governance Committee — The Nominating and Corporate Governance Committee assists the Board of Directors in identifying, screening and recommending qualified candidates to serve as directors of the Company and for considering and making recommendations to the Board concerning the Company’s corporate governance policies, principles, and guidelines, including, but not limited to, the appropriate size, function, and needs of the Board. The qualifications that the Nominating and Corporate Governance Committee and Board of Directors consider in identifying qualified candidates to serve as directors include age, skills, such as financial background and skills, international background, education, professional and academic affiliations, industries served, length of service, positions held, and geographies served. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it also considers diversity of viewpoints, backgrounds, experience and other demographics in evaluating director candidates. The Chair of the Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. Once potential candidates are identified, including those candidates nominated by shareholders, the Chair of the Nominating and Corporate Governance Committee, the non-executive Chairman of the Board, and the CEO review the backgrounds of those candidates with the Nominating and Corporate Governance Committee. Final candidates are then chosen and then interviewed by non-management directors and executive management of the Company. Based on the interviews, the Nominating and Corporate Governance Committee then makes its recommendation to the Board of Directors. If the Board of Directors approves the recommendation, the candidate is nominated for election by the Company’s shareholders. With regard to procedures for shareholder nominations of directors for election, please see the requirements described below under “Shareholders’ Proposals.”

The Nominating and Corporate Governance Committee is governed by a charter which is available by following the link to “Corporate Governance” on the Company’s website at www.jacobs.com or upon written request, as described above under “Corporate Governance — Availability of Documents.” The Board of Directors has affirmatively determined that all of the members of the Nominating and Corporate Governance

Committee meet the Company’s Independence Guidelines and the independence standards of Section 303A.02 of the NYSE listed company manual. During fiscal 2010, the Nominating and Corporate Governance Committee held four meetings. The members of the Nominating and Corporate Governance Committee are Ms. Fayne Levinson (Chair), General Jumper, and Ambassador Niles.

Annual Performance Evaluations

The Nominating and Corporate Governance Committee conducts periodic individual director performance reviews and in particular where a director is standing for re-election. In addition, the Chairs of each of the Committees conduct periodic individual performance reviews of directors on their respective Committees.

Contacting the Board of Directors

Generally — All communications required by law or regulation to be relayed to the Board of Directors are relayed immediately after receipt. Any communications received by management from shareholders which have not also been sent directly to the Board of Directors will be processed as follows: (1) if the shareholder specifically requests that the communication be sent to the Board, the communication will then be promptly relayed to the Board of Directors; and (2) if the shareholder does not request that the communication be sent to the Board of Directors, then management will promptly relay to the Board all communications that the management of the Company, using its best business judgment, determines should be relayed to the Board.

Contacting the Full Board of Directors — Any shareholder, employee or interested party who desires to communicate with the Board of Directors may do so by writing to The Board of Directors, c/o General Counsel, Jacobs Engineering Group Inc., 1111 South Arroyo Parkway, Pasadena, California, U.S.A., 91105, in an envelope marked confidential.

Contacting Non-Management Directors — Any shareholder, employee or interested party who desires to communicate with the Company’s non-management directors may do so as follows:

•	Confidentially or anonymously through the Company’s Integrity Hotline, 1 (877) 522-6272;

•	By writing to Presiding Director, c/o General Counsel, Jacobs Engineering Group Inc., 1111 South Arroyo Parkway, Pasadena, California, U.S.A., 91105, in an envelope marked confidential; or

•	By sending an email to Presiding.Director@Jacobs.com.

Contacting the Audit Committee — Any shareholder, employee or interested party may submit at any time a good faith complaint regarding any questionable accounting, internal accounting controls, or auditing matters concerning the Company without fear of dismissal or retaliation of any kind. Employees are encouraged to report their concerns and complaints to the Company’s senior management, to the Vice President, Internal Audit, or to the Audit Committee of the Board of Directors. Confidential, anonymous reports may be made as follows:

•	Through the Company’s Integrity Hotline, 1 (877) 522-6272;

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By writing to the Chair of the Audit Committee, c/o General Counsel, Jacobs Engineering Group Inc., 1111 South Arroyo Parkway, Pasadena, California, U.S.A., 91105, in an envelope marked confidential; or

•	By sending an email to Audit.Committee@Jacobs.com.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee hereby reports as follows:

1.	Management has primary responsibility for the accuracy and fairness of the Company’s consolidated financial statements as well as the processes employed to prepare the financial statements, and the system of internal control over financial reporting.

2.	The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the Company’s accounting, financial reporting, financial practices, and system of internal controls. As part of its oversight role, the Audit Committee has reviewed and discussed with Company’s management the Company’s audited consolidated financial statements included in its 2010 Annual Report on Form 10-K.

3.	The Audit Committee has discussed with the Company’s internal auditors and the Company’s independent registered public accounting firm, Ernst & Young, the overall scope of and plans for their respective audits. The Audit Committee has met with the internal auditors and Ernst & Young, separately and together, with and without management present, to discuss the Company’s financial reporting processes and system of internal control over financial reporting in addition to those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

4.	The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young their independence.

5.	The Audit Committee has adopted pre-approval policies and procedures for certain audit and non-audit services which Ernst & Young provides. In developing these policies and procedures, the Audit Committee considered the need to ensure the independence of Ernst & Young while recognizing that in certain situations Ernst & Young may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. The policies and procedures adopted by the Audit Committee allow the general pre-approval by the Audit Committee of certain services, such as audit-related services (which include providing accounting and auditing consultation and due diligence services), and tax services (which include general tax compliance, tax research, and planning services), without a specific, case-by-case consideration of each of the services to be performed by Ernst & Young. The policies and procedures require that any other service, including the annual audit services and any other attestation service, be expressly and specifically approved by the Audit Committee prior to such services being performed by Ernst & Young. In addition, any proposed services exceeding the general pre-approved cost levels or budgeted amounts require specific pre-approval by the Audit Committee. The Audit Committee considers whether all pre-approved services are consistent with the SEC’s rules and regulations on auditor independence.

6.	Based on the review and discussions referred to in paragraphs (1) through (5) above, the Audit Committee recommended to the Board of Directors and the Board of Directors has approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2010, for filing with the SEC.

Joseph R. Bronson, Chair

Edward V. Fritzky

Peter J. Robertson

AUDIT AND NON-AUDIT FEES

Set forth below are the fees paid by the Company to its independent registered public accounting firm, Ernst & Young, for the fiscal periods indicated, all of which were approved by the Audit Committee pursuant to the approval policies described above.

	2010	2009
Audit fees	$4,390,000	$4,491,900
Audit-related fees	442,900	975,500
Tax fees	645,600	527,600
All other fees	—	—

Total	$5,478,500	$5,995,000

Audit Fees — Consist of fees for professional services provided in connection with the annual audit of the Company’s consolidated financial statements; the reviews of the Company’s quarterly results of operations and reports on Form 10-Q; the rendering of an opinion pursuant to Section 404 of the Sarbanes-Oxley Act of 2002; and the services that an independent auditor would customarily provide in connection with audits of the Company’s subsidiaries, other regulatory filings, and similar engagements for each fiscal year shown, such as attest services, consents, and reviews of documents filed with the SEC.

Audit-Related Fees — Consist of fees for services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including fees for the performance of audits and attest services not required by statute or regulations; audits of the Company’s employee benefit plans; due diligence activities related to mergers, acquisitions, and investments; contractor’s license compliance procedures; and accounting consultations about the application of generally accepted accounting principles to proposed transactions.

Tax Fees — Consist of fees for tax compliance, tax planning, and tax advice. Corporate tax services encompass a variety of permissible services, including technical tax advice related to U.S. and international tax matters; assistance with foreign income and withholding tax matters; assistance with sales tax, value added tax, and equivalent tax related matters in local jurisdictions; preparation of reports to comply with local tax authority transfer pricing documentation requirements; and assistance with tax audits.

COMPENSATION COMMITTEE REPORT

The HR&C Committee of the Board of Directors reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on such review and discussion, the HR&C Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in the Proxy Statement. The Board has approved that recommendation.

Benjamin F. Montoya, Chair

John F. Coyne

Robert C. Davidson, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

On behalf of the Board of Directors, the HR&C Committee establishes, recommends and governs all compensation and benefits policies and actions for the Named Executive Officers (“NEOs”), as defined below under “Executive Compensation—Summary Compensation Table”, and other elected executive officers. The HR&C Committee regularly reviews the individual components of total compensation, goals and performance criteria for incentive compensation plans, short and long-term incentive plan design, and key benefit plans established for employees. The HR&C Committee is responsible for the policy and protocol involved in the granting of all equity compensation and approves directly, or through its sub-committee, all equity based grants made to employees. The HR&C Committee also oversees the administration of employee benefit plans for the Company.

Compensation Governance

The HR&C Committee continually reviews best practices in governance and executive compensation. In observance of such best practices, the Company:

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Provides pay that is highly leveraged toward equity in order to align total compensation with shareholder interests. Equity represents the majority of a NEOs compensation as a percentage of total compensation (base, short-term incentive and equity). Specifically:

•	Approximately 71% of total compensation for the CEO in fiscal 2010 was in equity; approximately 18% in base salary; and approximately 11% in short-term incentive; and

•	Approximately 53% (on average) of total compensation for NEOs (other than the CEO) in fiscal 2010 was in equity; approximately 25% in base salary; and approximately 14% in short-term incentive.

•	Has incentive plans that discourage undue risk and align executive rewards with short, medium and long term company performance.

•	Encourages executives to have a meaningful ownership interest in the Company and regularly reviews the NEOs’ holdings in the Company against pre-established ownership guidelines.

•	In addition, the Company:

•	Does not maintain employment agreements with the NEOs (other than an expatriate agreement relating to assignment conditions);

•	Does not provide supplemental retirement benefits for the NEOs;

•	Does not provide perquisites (unless generally available to all employees and other than limited expatriate arrangements) for the NEOs;

•	Does not provide for any tax gross-ups for the NEOs in the event of a change in control; and

•	Does not permit the HR&C Committee’s independent compensation consultant to perform services for the Company other than those that support the needs of the HR&C Committee.

Compensation Philosophy

The Company is engaged in the delivery of engineering, design, architecture, technology, operations, maintenance, and construction services to customers located throughout the world. The Company employs more than 50,000 people located in 26 countries. The Company’s vision is to provide superior customer value through a long-term, relationship-based approach. The Company in turn strives to provide superior returns to its shareholders through profitable growth and fosters mutually rewarding relationships with its employees who deliver value to customers and shareholders. Therefore, the Company’s executive compensation program promotes recruitment and retention of key employees with exceptional abilities, and motivates performance critical to the success of the Company. In view of the importance of long-term customer relationships to the Company, retention of key executives is considered particularly important. Because significant differences in compensation between executives within a key group of executives can negatively affect retention, the Company limits the variability of compensation within each group and provides retention-enhancing features in its programs.

Within these limitations, the amount and type of compensation awarded to executives must be fair and reflect the individual’s responsibility, experience and contribution. The intent is to provide a strong link between pay and Company performance and, with respect to executives, to link a significant portion of compensation to incentives tied directly to the value of the Company’s common stock. The Company and the HR&C Committee’s philosophy is to establish executive compensation programs that reward superior performance, have consequences for underperformance and are attractive when compared to competing companies. In addition, executives are expected to have a meaningful ownership interest in the Company and the HR&C Committee regularly reviews their holdings against pre-established executive ownership guidelines. The key elements of the Company’s program include base salary, short-term and medium-term incentive compensation, equity-based compensation, and benefits. The Company’s compensation philosophy is designed to:

•	Enable the Company to attract, motivate and retain highly-qualified executives by offering competitive compensation;

•	Reward executives for superior performance through a performance-based cash incentive bonus program that places a substantial component of pay at risk based on the Company’s financial results;

•	Provide retention and future performance incentives through the use of long-term equity-based incentives and mandatory bonus compensation deferral vehicles;

•	Encourage executives to have an equity stake in the Company; and

•	Align the interests of the Company’s executives with shareholders’ interests.

Independent Consultant

The HR&C Committee directly retains the services of independent consultants and other experts it deems necessary to assist in fulfilling its responsibilities. The HR&C Committee periodically engages the services of Frederic W. Cook & Co., Inc (“the Independent Consultant”) to review and provide recommendations concerning all of the components of the Company’s executive compensation program, including base pay, cash incentives, long-term equity based awards and benefits. The Independent Consultant serves as an objective, third-party counsel on the reasonableness of compensation levels in comparison with those of other similarly situated companies, and on the appropriateness of the Company’s compensation program structure in supporting the Company’s business objectives. Other than the Independent Consultant’s relationship with the HR&C Committee, the Independent Consultant has no relationship with the Company or management.

Role of Management

The Company’s President and CEO believes that executive compensation plays an important role in aligning and motivating the executive team to achieve the Company’s objectives. Working with the HR&C Committee he ensures that the design of executive compensation is conservative, cost-competitive, ethical, and aligned with the Company’s values. He also regularly reviews the compensation of the top 200 most highly compensated employees to ensure consistency of compensation for all key employees.

The HR&C Committee solely makes decisions regarding the compensation of the non-executive Chairman and of the President and CEO. The President and CEO provides information and makes recommendations regarding other executives to assist the HR&C Committee with the design and delivery of compensation and benefit programs pursuant to its Charter. The Company’s Executive Vice President, Finance and Administration and the Senior Vice President, Global Human Resources oversee the administration of executive compensation matters within the framework established by the HR&C Committee.

Assessing Compensation Competitiveness

The HR&C Committee, with the help of the Independent Consultant, annually compares each element of compensation to that of a comparative group of companies using the 25th, 50th, and 75th percentiles for that group. The HR&C Committee does not have predetermined targets for compensation as compared to the industry peer group it uses (the “industry peer group”). The companies comprising the fiscal 2010 industry peer group are:

AECOM	Foster Wheeler Ltd	SAIC

Chicago Bridge & Iron	Fluor Corporation	Shaw Group Inc.

CH2M Hill Corporation	KBR	URS Corporation

Computer Sciences Corporation	L-3 Communications

The HR&C Committee reviews financial characteristics as well as industry and complexity of operations, when selecting potential peer companies. For fiscal 2010, to further align the industry peer group with the Company, the HR&C Committee eliminated McDermott International and Granite Construction (which had been part of the industry peer group for fiscal 2009) and added AECOM, L-3 Communications, and Computer Sciences Corporation.

The HR&C Committee reviewed comparative data disclosed in publicly available proxy statements and other documents filed with the SEC, as well as data from a comprehensive database of pay information developed by Towers Watson. The Company’s practices were compared to an industry peer group of direct competitors and to general industry companies of similar size (based upon revenues), from the Towers Watson database. The industry peer group provides the competitive pay structure of the Company’s direct competitors, while the general industry group provides information on broader pay practices for companies of similar size and complexity. The Company views both groups as competitors for talent. The Company’s financial performance for the latest fiscal year versus the industry peer group is above the median in revenue growth and return on invested capital, in the median range for net income growth and return on equity, and below the median in EBITDA growth and total shareholder return.

In 2010, in addition to assisting the HR&C Committee in the review of pay practices relative to the industry and general peer groups, the Independent Consultant reviewed the Company’s executive compensation program with respect to its effectiveness in supporting the Company’s business strategy, including the current business and regulatory environment, the program’s conformity with corporate governance considerations, and recent accounting, tax, and disclosure requirements. The HR&C Committee utilized the findings by the Independent Consultant and data maintained by Towers Watson to determine that the Company’s executive compensation program continues to be both reasonable in relation to competitive pay levels, and appropriate in supporting business objectives and a positive performance-based culture. The Independent Consultant’s report found that:

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Compared to the industry and general peer groups, the NEO’s target total direct compensation including base, bonus and long term incentives in aggregate was below the 50th percentile of the comparator group at the time the study was completed. The CEO’s total direct compensation was below the 25th percentile;

•	There is a strong focus on internal equitability;

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Pay for performance is reflected in the structure of the annual incentive plan, use of options and restricted stock for long-term incentives, and absence of non-performance-based pay such as supplemental retirement and perquisites; and

•	A strong internal career development and selection process fosters long-term employment retention and effectively augments traditional compensation.

Executive Compensation Components and Establishing Executive Compensation

The Company’s executive compensation program includes the following elements: base salary; medium-term cash incentive compensation; long-term equity incentive compensation; and employee benefits. After freezing pay in 2009, the HR&C Committee approved increases to base salary in May of 2010 and made no changes to the structure of the Jacobs Engineering Group Inc. Incentive Bonus Plan for Officers and Key Managers (the “Incentive Bonus Plan”). Based upon competitive data from the Independent Consultant’s study, the HR&C Committee elected to include restricted stock in the 2010 equity program to further align competitive practices and retention strategy with shareholder interests.

Base Salary — In setting executive officer base salaries for fiscal 2010, the HR&C Committee considered the CEO’s recommendations as to each executive officer except himself, the HR&C Committee’s own evaluation of the performance of the executives against the goals established for the Company, and information compiled by the Independent Consultant in 2010 regarding prevailing salaries and pay practices for executives offered by companies in the industry peer and general industry groups.

As a result of this review, the HR&C Committee approved a modest increase in base salaries for NEOs ranging between 2% and 7% for 2010 after freezing salaries in 2009. Factors influencing the current and prior base salary decisions for each executive include performance and contribution, level of responsibility, tenure, competencies, and competitive conditions. The HR&C Committee established the CEO’s base salary for 2010 in the same manner as the base salaries of the executive officers including its own evaluation of his performance and information compiled by the Independent Consultant. Given the strong long term performance of the Company and the HR&C Committee’s conclusion that the performance of the CEO and the other NEOs were uniformly good, pay differences were based largely on relative levels of responsibility and tenure in their respective roles. Base compensation paid to the CEO was at the 50th percentile of the comparator group. The other NEOs base salary compensation ranged from the 50th to 75th percentile of the comparator group.

Incentive Compensation — The CEO, other NEOs, other elected officers, and key employees of the Company participate in the Incentive Bonus Plan. The purpose of the Incentive Bonus Plan is to promote the success of the Company by attracting and retaining highly qualified people who perform to the best of their abilities to achieve Company objectives.

Each year the HR&C Committee reviews and approves the Incentive Bonus Plan structure. Currently, under the terms of the Incentive Bonus Plan, participants receive bonus awards from a bonus pool accrued throughout the Company’s fiscal year based on the Company’s consolidated results of operations. Within 90 days after the beginning of the fiscal year, the HR&C Committee approves a specific percentage called the “hurdle rate”. Multiplying the hurdle rate times the Company’s mid-year consolidated stockholders’ equity results in an earnings floor (“floor”). No amount is accrued into the bonus pool unless and until the Company’s consolidated pre-tax, pre-bonus earnings (“earnings”) exceed the floor. When earnings exceed the floor, the bonus pool accrues at up to 20% of earnings in excess of the floor. Once earnings exceed twice the floor, the bonus pool accrues at 25% of earnings in excess of twice the floor.

The hurdle rate is established based upon the HR&C Committee’s judgment of what would constitute a reasonable base pre-tax, pre-bonus return to shareholders on the equity of the Company prior to funding bonus incentives, taking into account economic and market conditions at the time and considering competitive pay practices. The HR&C Committee also considers the effects of changes in accounting standards when establishing the hurdle rate to ensure that the bonus pool does not increase or decrease for earnings attributable solely to a change in accounting principles. The hurdle rate is set with the intent that target bonus levels will be earned when the Company achieves targeted growth levels. Target bonus levels, which are 100% of base salary for the NEOs, have been met or exceeded in five of the past ten years. The HR&C Committee can set the hurdle rate at any level and may alter the hurdle rate at any time during the year if it believes that market conditions or external factors make such a change appropriate.

The HR&C Committee determines the percentage of the bonus pool to be shared with participants in the Incentive Bonus Plan. The HR&C Committee can, in its discretion, vary the percentage of the bonus pool to be distributed to participants, including the CEO and other NEOs. The participants in the Incentive Bonus Plan received an allocation of between 60% and 80% of the bonus pool over the past five years. The portion of the bonus pool that is not allocated to participants forms a separate “discretionary pool”. High-performing non-participant employees receive bonuses from the discretionary pool.

The bonus pool is allocated to participants based upon the ratio of the participant’s salary weighted using one of six designated factors within the Incentive Bonus Plan to the aggregate weighted salaries of all participants. Fifty percent of the award is fixed based upon Company financial performance as described above. The remainder may be allocated to participants based upon individual performance, provided that the aggregate allocated discretionary portion, when added to the aggregate allocated fixed portion, may not exceed the aggregate bonus pool allocated to the participants based on the participants’ weighted salaries. The Company believes that, except in unusual cases, allocating bonuses based on individual performance can lead to individual behavior that does not reflect the Company’s and shareholders’ best interests. Therefore, in 2010, the allocated discretionary portion of the bonus pool was awarded on the same basis as the allocated fixed portion. The salaries of the CEO, other NEOs and other Executive Vice Presidents all receive the highest weighting factor among the participants in the Incentive Bonus Plan.

The Company’s Incentive Bonus Plan provides recognition for successful short-term performance and contains a retention feature aligned with medium-term shareholder interests. Participant bonus awards are paid in three annual installments, contingent upon continued employment with the Company. The only exception relates to participants who retire from the Company on good terms and as determined at the discretion of the HR&C Committee or its delegates (see Compensation Under Various Termination Scenarios, below). Other participants whose employment terminates for any reason are not eligible for unpaid annual installments. There is no change-in-control provision within the Incentive Bonus Plan.

The size of the bonus pool and the terms of the Incentive Bonus Plan are subject to change at any time at the discretion and in the judgment of the HR&C Committee. For fiscal year 2010, the HR&C Committee approved Incentive Bonus Plan awards for the CEO and other NEOs at approximately 58% of base salary.

Factors influencing the HR&C Committee’s determination of the Incentive Bonus Plan awards included:

•	Net earnings were $246.0 million for fiscal 2010;

•	Diluted EPS were $1.96 per share;

•	Return on average shareholders’ equity during fiscal 2010 was 8.97%;

•	Net cash (total cash, less bank debt) was $858.9 billion at the close of the fiscal year;

•	Productive workforce was approximately 52,000; and

•	The Company’s stock outperformed the S&P 500 for the last five years.

As more fully discussed in the Company’s 2010 Annual Report on Form 10-K, during the third quarter of fiscal 2010 the Company received an unfavorable court judgment relating to a waste incineration project in France for the SIVOM de Mulhousienne (“SIVOM”). The SIVOM project was performed by a consortium of contractors that was led by one of our subsidiaries under a contract entered into in 1996, prior to our acquisition of that subsidiary. As a result of the judgment, the Company recorded a pre-tax charge to earnings of approximately $93.3 million.

•	With respect to NEO compensation, the entire cost of the judgment was included in the calculation for incentives.

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With respect to the calculation of the bonus pool for all other participants in the plan and to maintain a reasonable discretionary pool for high performing non-participant employees, a portion of the judgment was excluded from the calculation.

In the HR&C Committee’s opinion, the calculations of awards pursuant to the Incentive Bonus Plan properly considered performance relative to contributions to 2010 performance.

Equity-based Compensation — Executives receive long-term equity awards pursuant to the terms of the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan (the “1999 Stock Incentive Plan”) which was approved by shareholders. The HR&C Committee administers the 1999 Stock Incentive Plan and establishes the rules for all awards including grant guidelines, vesting schedules, and other provisions. The HR&C Committee reviews these rules periodically and considers the interests of the shareholders, market conditions, information provided by independent advisors, performance objectives, and recommendations made by the CEO for executive officers other than himself. The HR&C Committee affirmatively considers awards for all executive officers at a preset meeting, most recently held in May.

The exercise price of stock option grants are set at 100% of the closing market price of a share of the Company’s common stock on the date the HR&C Committee meets and determines the grants. New hire awards, relocation, or retention grants made to executive officers at other times are determined at the closest pre-established meeting date of the HR&C Committee to the event warranting consideration of the award. The HR&C Committee approves non-executive employee grants in the same manner as executives at the preset meeting. The HR&C Committee has delegated, pursuant to the terms of the 1999 Stock Incentive Plan, certain limited authority to its sub-committee (currently the CEO) to make equity grants in accordance with the rules established by the HR&C Committee for non-executive officers throughout the year. As soon as administratively practical after a new hire, promotion, or retention warrants an equity grant, the sub-committee reviews and approves the award. All awards are granted on the date the sub-committee takes action and, if in the form of stock options, awards are priced based upon the closing market price of a share of common stock on that date. The HR&C Committee periodically receives a report of the sub-committee’s individual actions each year. In 2010, no awards were made on a date other than when the HR&C Committee met or on the date the sub-committee approved an award and always at the closing market price of a share of common stock on the meeting date or date of approval.

Awards generally vest over a two to five year period from the date of grant. Typically, the shorter vesting periods are reserved for special cases involving executives who are nearing normal retirement age. Stock option grants to NEOs vest ratably over four years. Restricted stock awarded to NEOs vest in full five years from the date of award. Change-in-control provisions protect executives, whose compensation is structured to encourage long term employment, only in the event a change-in-control is consummated and then only if the employee terminates (other than for cause, with respect to options, or for any reason, with respect to restricted stock) within three years of the change-in-control. Certain retirement provisions provide employees with the opportunity to continue to exercise vested options for the life of the grant, but do not provide any additional vesting opportunity for unvested awards. Non-retirement, other than death or disability, termination provisions provide employees with the opportunity to exercise vested options up to 90 days from the termination date, and do not permit additional vesting. There are no special executive agreements in place relating to equity compensation.

Equity awards take the form of option grants or restricted stock grants. Because the Company believes stock options are difficult for non-executive managers to value, non-executive awardees generally receive restricted stock except where tax considerations make other forms of equity awards more efficient. These awards can be smaller, reducing the cost to the Company. In 2010, based upon competitive data, retention strategy and alignment with shareholders, the HR&C Committee granted a mix of stock options and longer vesting restricted stock to its Executive Officers as shown in the accompanying compensation table. The CEO received 53% of his equity award in stock options and 47% in restricted stock; the other NEOs received 55% of their equity award in stock options and 45% in restricted stock.

In prior years, executive officers generally received stock options. Management and the HR&C Committee believe that the grants made in 2010 align executives with the Company’s and shareholder’s interests. In determining equity awards to executive officers for 2010 the HR&C Committee considered the survey data with regard to practices in the direct peer and general industry group, accounting impacts on earnings, the CEO’s recommendations with respect to all executive officers other than himself, the HR&C Committee’s own evaluations of the individual contribution and performance of each of the executive officers, and previous equity awards to the executive officers. Grant guidelines are established by the HR&C Committee based upon executive roles and responsibilities and individual performance. All stock option grants to executive officers during fiscal 2010 were granted with strike prices equal to the closing market price of a share of common stock on the date of grant with prorated vesting. Restricted stock for the CEO and NEOs under the age of 62 were granted with a five year cliff vest. Restricted stock grants for executive officers over 62, but under 65, vest 25% per year starting in the second year. For 2010, one NEO (Mr. Landry) received this vesting schedule. Restricted stock grants for executive officers age 65 and over vest 20% per year over a five year period. For 2010, one NEO (Mr. Prosser) received this vesting schedule.

The Company has established stock ownership guidelines for its executive officers. The HR&C Committee reviews each executive’s holdings with respect to these ownership guidelines each year. During the annual review in May, the CEO significantly exceeded the five times-base-salary multiple and other NEOs significantly exceeded the guideline of a three times-base-salary multiple. The other executive officers generally exceeded guidelines of a two-times-base-salary multiple. Newly hired or promoted executives are on track to achieve the required holdings within three to five years. The decline in the Company’s stock price has, however, lessened the degree to which some non-NEO executives’ stock holdings meet the guideline multiples.

Benefits Programs — With the exception of its executive deferred compensation plans, which are generally available to most of the Company’s senior management, and certain expatriate arrangements, the Company provides executives with the same benefit plans offered to all employees. During 2010, the CEO and other NEOs were eligible for the Company’s 401(k) plan. The plan provides maximum contributions within legal guidelines and a match equal to 50% of the first 6% of eligible pay. This is the same plan the Company offers to all full-time staff in the United States. Neither the CEO nor the other NEOs participated in any defined benefit retirement or supplemental retirement benefit plan.

The Company has qualified employee stock purchase plans in which all employees meeting certain minimum eligibility requirements in certain countries are eligible for participation. The Company adopted a safe-harbor plan design in 2006 that provides for a 5% discount from the closing price of a share of common stock at the end of each purchase period. The safe-harbor plan results in no accounting cost to the Company. Several executive officers participate in the employee stock purchase plans. The employee stock purchase plans offered by the Company are open to most employees in North America and Europe. Approximately 25% of eligible employees participate in such plans. Change-in-control provisions provide for orderly purchase of stock prior to the date of the change-in-control.

Perquisites — The CEO and other NEOs are eligible to participate in the same benefits as those offered to all employees and, except for requirements unique to expatriate assignments and relocation benefits generally, have no special executive perquisites.

The terms and conditions of each expatriate assignment are determined utilizing data provided by outside consultants. The assignment package is designed to cover the cost of relocation, housing, and the differential in the cost of goods and services in the host country. The Company also provides tax equalization and compensation for hardship conditions. During 2010, the Company had one NEO, Mr. Hammond, with an international assignment agreement approved by the HR&C Committee which is described more fully in the Summary Compensation Table. Mr. Hammond’s assignment conditions are standard for employees on assignment with accompanying family members.

Mr. Kunberger received certain benefits to compensate for relocation expenses associated with his move from Pennsylvania to California. The Company paid for actual cost of moving household goods and provided a lump sum relocation payment, inclusive of tax gross up, in the amount of $50,000 to cover miscellaneous expenses. Details are provided in the “Narrative Disclosure to Summary Compensation Table and Grant of Plan Based Awards Table” below.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits deductions for certain executive compensation in excess of $1,000,000 in any fiscal year. The Company attempts to structure its compensation arrangements to permit deductibility under Section 162(m), unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. The HR&C Committee continues to monitor issues concerning the deductibility of executive compensation and will take appropriate action if and when it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, the HR&C Committee is prepared, if it deems appropriate, to enter into compensation arrangements under which payments may not be deductible under Section 162(m). Thus, deductibility is not the sole factor used by the HR&C Committee in ascertaining appropriate levels or modes of compensation.

Compensation Risk Assessment

As part of its oversight, the HR&C Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. The Committee also retained the Independent Consultant to conduct a risk assessment of the Company’s compensation policies and practices. In addition, the Company reviews all of its compensation policies and practices, including the incentives that they create and factors that may affect the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. The Company’s pay philosophy provides an effective balance in cash and equity mix, short- and longer-term performance periods, financial and non-financial performance, and allows for the Committee’s discretion. Further, policies to mitigate compensation-related risk include ownership guidelines, vesting periods on cash and equity, insider-trading prohibitions, and independent committee oversight. Based on this review, both for our executives and all other employees, the Company and the Independent Consultant concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Payments Upon Termination

The Company does not have employment agreements with the NEOs. The only benefits that NEOs may be entitled to upon termination, are a potential payout under the Company’s Incentive Bonus Plan upon retirement, subject to the HR&C Committee’s discretion, or a double trigger equity acceleration upon certain terminations following a change-in-control or upon death or disability. The Company provides for this type of equity acceleration as a means of focusing executive officers on stockholder interests when considering strategic alternatives.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation earned in fiscal 2008, 2009, and 2010 by the Company’s Principal Executive Officer, Principal Financial Officer and three other most highly compensated executive officers (collectively, the “NEOs”).

Name and Principal Position	Fiscal Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($)		Total ($)
Craig L. Martin	2010	1,165,385	2,121,500	2,404,038	674,062	5,915	7,350	(5)	6,378,250
President and Chief Executive Officer	2009	1,150,000	—	2,482,313	978,254	5,846	7,350		4,623,763
	2008	1,084,615	—	4,054,363	1,301,703	4,064	6,900		6,451,645

John W. Prosser, Jr.	2010	612,308	636,450	769,292	354,160	38,776	7,350	(5)	2,418,336
Executive Vice President Finance And Administration	2009	600,000	—	794,340	510,394	38,329	7,350		1,950,413
	2008	567,308	—	1,621,745	680,856	26,644	6,900		2,903,453

Thomas R. Hammond	2010	694,615	636,450	769,292	401,768	14,155	734,849	(6)	3,251,129
Executive Vice President - Operations	2009	690,000	—	794,340	586,952	13,992	830,150		2,915,434
	2008	667,115	—	1,297,396	800,640	9,726	1,330,056		4,104,933

George A. Kunberger	2010	646,154	636,450	769,292	373,738	—	7,350	(5)	2,432,984
Executive Vice President - Operations	2009	640,000	—	794,340	544,420	—	57,350		2,036,110
	2008	613,846	—	1,297,396	736,709	—	6,900		2,654,851

Gregory J. Landry	2010	632,692	636,450	769,292	365,952	29,340	7,350	(5)	2,441,076
Executive Vice President - Operations	2009	625,000	—	794,340	531,660	29,850	7,350		1,988,200
	2008	595,577	—	1,297,396	714,783	20,750	6,900		2,635,406

(1)	Consists of base salary earned during the year including any time off with pay.
(2)	Represents the grant date fair value of the grants of Restricted Stock under the 1999 Stock Incentive Plan in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). The award was based on a grant date fair value of $42.43 (closing price of a share of the Company’s common stock as quoted by the NYSE Composite Transaction Report on the date of grant).
(3)	Represents the grant date fair value of options granted (adjusted, however, to exclude the effects of estimated forfeitures) under the 1999 Stock Incentive Plan in accordance with FASB ASC Topic 718. Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2010 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts.
(4)	Consists of interest credited under the Company’s nonqualified Executive Deferral Plans in excess of 120% of the applicable federal long-term rate (“AFR”).
(5)	Consists solely of Company contributions to the 401(k) Plan.
(6)	Consists of $7,350 Company contributions to the 401(k) Plan as well as the following other amounts: $47,429 – goods and services differential; $158,413 – foreign housing allowance; $16,188 – automobile and rail allowance; and $505,469 – tax equalization payments. These amounts were paid in connection with Mr. Hammond’s temporary relocation to the Company’s Reading, England office pursuant to the Assignment Letter Agreement dated February 16, 2005, as amended. Certain of these amounts were paid to Mr. Hammond in British Pounds Sterling and were converted into U.S. dollars at the rate of 1.56 U.S. dollars to each British Pound Sterling (the average exchange rate during fiscal 2010).

Amounts listed under the column, “Non-Equity Incentive Plan Compensation,” represent the annual incentive awards earned in fiscal 2008, 2009, and 2010 as determined by the HR&C Committee at its November 20, 2008, November 19, 2009 and November 18, 2010 meetings, respectively. As noted above under “Compensation Discussion and Analysis—Executive Compensation Components and Establishing Executive Compensation—

Incentive Compensation,” the amount paid for 2010 consists of one third of the award earned in fiscal 2010, one third of the award earned in 2009, and one third of the award earned in 2008. Similarly, the amount paid in 2009 consists of one third of the award earned in fiscal 2009, one third of the award earned in 2008, and one third of the award earned in 2007. The amount paid in 2008 consists of one third of the award earned in fiscal 2008, one third of the amount earned in 2007, and one third of the amount earned in 2006.

2010 Grants of Plan Based Awards

The table below summarizes all grants of plan based awards to the NEOs in fiscal 2010:

Name	Grant Date	Estimated Future Payouts Under Non-equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Shares of Stock or Units (#) (3)	Exercise or Base Price of Option Awards ($ /Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)
Craig L. Martin	27-May-10					125,000	42.43	2,404,038
	27-May-10				50,000			2,121,500
	—		1,165,385
John W. Prosser, Jr.	27-May-10					40,000	42.43	769,292
	27-May-10				15,000			636,450
	—		612,308
Thomas R. Hammond	27-May-10					40,000	42.43	769,292
	27-May-10				15,000			636,450
	—		694,615
George A. Kunberger	27-May-10					40,000	42.43	769,292
	27-May-10				15,000			636,450
	—		646,154
Gregory J. Landry	27-May-10					40,000	42.43	769,292
	27-May-10				15,000			636,450
	—		632,692

(1)	Represents the target amount (100% of base salary) each NEO could earn under the fiscal 2010 Incentive Bonus Plan.
(2)	Represents shares of restricted stock granted under the 1999 Stock Incentive Plan. The award was based on a grant date fair value of $42.43 (closing price of a share of the Company’s common stock as quoted by the NYSE Composite Transaction Report on the grant date).
(3)	Represents options granted under the 1999 Stock Incentive Plan. The exercise price is equal to the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Transaction Report on the grant date.
(4)	Represents the grant date fair value of restricted stock and option awards granted under the 1999 Stock Incentive Plan in accordance with FASB ASC Topic 718. Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2010 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts.

Narrative Disclosure to Summary Compensation Table and Grant of Plan Based Awards Table

Equity Awards — NEOs receive long-term equity awards pursuant to the terms of the 1999 Stock Incentive Plan. The exercise price of stock option grants are set at 100% of the closing price of a share of common stock on the date the HR&C Committee meets and determines the grants. New hire awards, relocation or retention grants made at other times are determined at the closest pre-established meeting date of the HR&C Committee to the event warranting consideration of the award.

The NEOs stock option grants vest ratably over four years. Restricted stock grants vest with five year cliff vesting for executive officers under 62 years of age (Mr. Martin, Mr. Hammond and Mr. Kunberger); 25% per year starting at the end of the second year after the award date for executive officers 62 years of age or over but less than age 65 (Mr. Landry); or at 20% per year for five years for executive officers 65 years of age and over (Mr. Prosser). The stock options and restricted stock are subject to acceleration upon a termination (other than for cause in the case of options, or any reason in the case of restricted stock) within 36 months of a change in control or, in the case of options, upon death or disability. The options also provide for the continued exercise of vested options upon retirement for the life of the grant, but do not provide any additional vesting opportunity for unvested awards.

Non-Equity Incentive Compensation — NEOs participate in the Incentive Bonus Plan. Under the terms of the Incentive Bonus Plan, participants receive bonus awards from a bonus pool accrued throughout the Company’s fiscal year based on the Company’s results of operations. Within 90 days after the beginning of the fiscal year, the HR&C Committee approves a specific percentage called the “hurdle rate”. Multiplying the hurdle rate times the Company’s average consolidated stockholders’ equity results in an earnings floor (“floor”). When earnings exceed the floor, the bonus pool accrues at up to 20% of earnings in excess of the floor. Once earnings exceed twice the floor, the bonus pool accrues at 25% of earnings in excess of twice the floor.

The HR&C Committee determines the percentage of the bonus pool to be shared with participants in the Incentive Bonus Plan. The bonus pool is allocated to participants based upon the ratio of the participant’s salary weighted by one of six designated factors within the Incentive Bonus Plan to the aggregate weighted salaries of all participants. Fifty percent of the award is fixed based upon Company financial performance as described above. The remainder is discretionary and may be allocated to participants based upon individual performance, provided that the allocated discretionary portion, when added to the allocated fixed portion, may not exceed the aggregate bonus pool allocated to the participants. Participant bonus awards are paid in three annual installments, contingent upon continued employment with the Company. The Incentive Bonus Plan does provide for payout of the outstanding bonus award upon retirement, subject to the HR&C Committee’s discretion.

Employment Agreements — The Company has no employment agreements with the NEOs. As described below, however, the Company has entered into agreements with Thomas R. Hammond and George A. Kunberger relating to their respective assignments or relocations.

The Company entered into an Assignment Letter Agreement dated February 16, 2005 with Thomas R. Hammond, an Executive Vice President, which was designed to maintain Mr. Hammond’s level of income and benefits through the duration of his transfer to our Reading, England office, taking into consideration the additional costs anticipated in connection with that transfer. Among other things, the agreement includes a goods and services differential of £ 2,759 British Pounds Sterling per month (subject to adjustment), housing and relocation expenses, tax equalization benefits and certain other benefits. The foregoing benefits are reflected as “All Other Compensation” in the fiscal 2010 Summary Compensation Table.

The Company entered into a Relocation Agreement dated October 1, 2009 with George A. Kunberger, an Executive Vice President of the Company, in connection with his relocation from Philadelphia, Pennsylvania to the Company’s headquarters in Pasadena, California. This agreement provides for a lump-sum payment of $50,000 for certain relocation expenses (e.g., travel, temporary housing allowances and interim living expenses) and for the payment or reimbursement of other relocation expenses (e.g., one-way airfare for spouse and certain moving expenses).

Outstanding Equity Awards at 2010 Fiscal Year End

The following table provides a summary of equity awards outstanding for the NEOs as of the end of fiscal 2010:

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (1)		Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (3)	Market Value of Shares or Units of Stock that Have Not Vested ($) (4)
		Exercisable	Unexercisable
		(#)	(#)
Craig L. Martin	24-May-02	70,000	—	19.595	24-May-12
	26-Sep-02	200,000	—	15.755	26-Sep-12
	22-May-03	100,000	—	19.960	22-May-13
	23-Jun-05	150,000	—	26.950	23-Jun-12
	4-Apr-06	150,000	—	43.555	4-Apr-13
	28-Jun-07	75,000	25,000	56.950	28-Jun-14
	22-May-08	62,500	62,500	92.520	22-May-15
	28-May-09	31,250	93,750	41.180	28-May-19
	27-May-10	—	125,000	42.430	27-May-20	50,000	1,950,500
John W. Prosser, Jr.	7-Jun-01	32,000	—	16.440	7-Jun-11
	24-May-02	20,000	—	19.595	24-May-12
	22-May-03	20,000	—	19.960	22-May-13
	24-Jun-04	80,000	—	23.345	24-Jun-11
	23-Jun-05	60,000	—	26.950	23-Jun-12
	22-Jun-06	80,000	—	37.350	22-Jun-13
	28-Jun-07	37,500	12,500	56.950	28-Jun-14
	22-May-08	25,000	25,000	92.520	22-May-15
	28-May-09	10,000	30,000	41.180	28-May-19
	27-May-10	—	40,000	42.430	27-May-20	15,000	585,150
Thomas R. Hammond	8-Feb-05	10,000	—	25.975	8-Feb-12
	23-Jun-05	40,000	—	26.950	23-Jun-12
	22-Jun-06	45,000	—	37.350	22-Jun-13
	28-Jun-07	30,000	10,000	56.950	28-Jun-14
	22-May-08	20,000	20,000	92.520	22-May-15
	28-May-09	10,000	30,000	41.180	28-May-19
	27-May-10	—	40,000	42.430	27-May-20	15,000	585,150
George A. Kunberger	23-Jun-05	9,000	—	26.950	23-Jun-12
	23-Feb-06	75,000	—	43.495	23-Feb-13
	22-Jun-06	45,000	—	37.350	22-Jun-13
	28-Jun-07	30,000	10,000	56.950	28-Jun-14
	22-May-08	20,000	20,000	92.520	22-May-15
	28-May-09	10,000	30,000	41.180	28-May-19
	27-May-10	—	40,000	42.430	27-May-20	15,000	585,150
Gregory J. Landry	28-Oct-04	5,000	—	20.375	28-Oct-11
	28-Apr-05	10,000	—	24.010	28-Apr-12
	22-Jun-06	15,000	—	37.350	22-Jun-13
	22-Feb-07	45,000	15,000	46.860	22-Feb-14
	28-Jun-07	30,000	10,000	56.950	28-Jun-14
	22-May-08	20,000	20,000	92.520	22-May-15
	28-May-09	10,000	30,000	41.180	28-May-19
	27-May-10	—	40,000	42.430	27-May-20	15,000	585,150

(1)	All options vest or have vested at the rate of 25% per year beginning on the first anniversary of the award.
(2)	All outstanding stock options were granted under the 1999 Stock Incentive Plan and were made with an exercise price equal to the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Transaction Report on the grant date. The awards have a total term of either seven or ten years.
(3)	All outstanding stock awards consist entirely of unvested shares of Restricted Stock granted under the 1999 Stock Incentive Plan. The awards of Restricted Stock vest at the expiration of five years from the award date, with the exception of (i) stock grants to Mr. Landry on May 27, 2010 that vest 25% per year starting at the end of the second anniversary of the award date, and (ii) stock grants to Mr. Prosser on May 27, 2010 that vest 20% per year beginning on the first anniversary of the award.
(4)	The market value of outstanding stock awards is computed by using the closing price of a share of the Company‘s common stock as quoted by the NYSE Composite Transaction Report at October 1, 2010, which was $39.01.

Option Exercises and Stock Vested in Fiscal 2010

The NEOs did not exercise any stock options during fiscal 2010. The following table provides information on restricted stock vested in fiscal 2010:

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($) (1)
Gregory J. Landry	20,000	967,600

(1)	Value is based on the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Transaction Report on the vesting date of April 28, 2010, which was $48.38.

Nonqualified Deferred Compensation

Employees receiving bonuses through the Company’s Incentive Bonus Plan and/or meeting certain compensation or performance minimums may elect to participate in the Company’s Executive Deferral Plans (“EDPs”) whereby a portion of salary and bonus is deferred and paid to the employee at some future date. The EDPs are nonqualified deferred compensation programs that provide benefits payable to directors, officers, and certain key employees or their designated beneficiaries at specified future dates, upon retirement, or death. Benefit payments are funded by a combination of contributions from participants and the Company. Participant contributions are credited with earnings and losses depending on the terms of the particular plan.

For certain EDPs (the “Moody’s Plans”), the accounts (represented by bookkeeping entries only) of participants are credited with interest equal to 125% of the “seasoned corporate bond rate” as announced by Moody’s Investors Services and as declared by the Company. For other EDPs (the “Variable Plans”), accounts are credited (or debited) based on the actual earnings (or losses) of the deemed investments selected by the individual participants. Participation in the EDPs is voluntary. All EDPs operate under a single trust. Although there are certain change-in-control features within the EDPs, no benefit enhancements occur upon a change-in-control. Amounts deferred into the Variable Plans are credited or charged with the performance of investment options selected by the participants. The investment options are notional, and are used for measurement purposes only. The NEOs do not own any units in the actual funds. In general, the investment options consist of a number of mutual and index funds comprising stocks, bonds, and money market accounts.

The following table shows the executive deferral plan account activity during fiscal 2010 for the NEOs:

Name	Deferred Compensation Plan ($)	Executive Contributions During Last Fiscal Year ($) (1)	Aggregate Earnings (Loss) During Last Fiscal Year ($) (2)	Aggregate Withdrawals / Distributions During Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($) (3)
Craig L. Martin	Moody’s Plans	—	13,743	—	196,577
	Variable Plans	—	41,918	70,780	400,117

John W. Prosser, Jr.	Moody’s Plans	—	90,101	—	1,288,755
	Variable Plans	54,194	132,351	—	1,397,027

Thomas R. Hammond	Moody’s Plans	—	32,891	—	470,459
	Variable Plans	—	18,511	—	169,103

George A. Kunberger	Variable Plans	84,757	79,558	373,928	952,873

Gregory J. Landry	Moody’s Plans	—	66,836	25,000	948,799

(1)	Executive contributions are included in “Salary” and “Non Equity Incentive Plan Compensation” in respect of 2010 in the Summary Compensation Table.
(2)	Earnings are included in the Summary Compensation Table to the extent they exceed 120% of the AFR.
(3)	Balances at the end of the last fiscal year consist of (i) salary and bonus deferrals made by the executive over time, beginning when the executive first joined the plan; plus (ii) all earnings and losses credited on all deferrals; less (iii) all pre-retirement distributions, if any, taken by the executive since the executive first joined the plan.

COMPENSATION UNDER VARIOUS TERMINATION SCENARIOS

No NEO has an employment agreement that provides for termination, severance or change in control benefits.

Some elements of executive compensation are affected either by an approved retirement, death or Disability or by a Change in Control. Pursuant to the Stock Incentive Plan, if employment terminates (i) upon, or within 36 months following, a Change in Control or (ii) upon death or Disability, all options are immediately vested. Upon retirement from the Company and approval by the HR&C Committee, all compensation under the Company’s Incentive Bonus Plan which has been earned, awarded, and unpaid is payable.

The following table provides information on (i) the amount of unpaid incentive compensation that would be paid at retirement as of October 1, 2010; (ii) the amount that would be earned related to unvested “in-the-money” stock options as of October 1, 2010 in the event of termination in connection with a Change in Control or due to death or Disability; and (iii) the amount that would be earned related to unvested restricted stock awards as of October 1, 2010 in the event of termination in connection with a Change in Control.

The amount of unvested in-the money stock options is computed by using the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Transaction Report at October 1, 2010, which was $39.01, less the exercise price of the unvested stock options. There were no unvested in-the-money options at October 1, 2010. The amount of unvested restricted stock awards is computed by using the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Transaction Report at October 1, 2010, which was $39.01.

Name	Non-Equity Incentive Plan Compensation ($) (1)	Unvested Stock Awards as of 2010 Fiscal Year End ($) (2)	Total ($)
Craig L. Martin	775,459	1,950,500	2,725,959
John W. Prosser, Jr.	406,238	585,150	991,388
Thomas R. Hammond	463,495	585,150	1,048,645
George A. Kunberger	430,632	585,150	1,015,782
Gregory J. Landry	421,188	585,150	1,006,338

(1)	Payable at retirement if approved by the HR&C Committee.
(2)	Payable upon termination following a Change in Control.

For purposes of the 1999 Stock Incentive Plan, the following definitions apply:

“Disability” means the employee meets the definition of “disabled” under the terms of the long term disability plan of the Company or Related Company by which the employee is employed in effect on the date in question, whether or not the employee is covered by such plan.

“Change in Control” shall mean, with respect to the Company, a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (“1934 Act”), provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities representing 25% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority of the Board of Directors of the Company, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the shareholders of the Company approve any merger or consolidation as a result of which the Company common stock shall be changed, converted or exchanged (other than by merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company; or (iv) the shareholders of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were shareholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Board of Directors of the Company determines otherwise.

SECURITY OWNERSHIP

The following tables, based in part upon information supplied by officers and directors and certain shareholders, sets forth certain information regarding the ownership of the Company’s common stock as of the Record Date by (1) all those persons known by the Company to be beneficial owners of more than five percent of the outstanding shares of common stock, (2) each director and nominee for director; (3) each NEO; and (4) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of these shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable. Based on a review of information filed with the SEC and provided to the Company, the Company is not aware of any shareholder that beneficially owned five percent or more the Company’s common stock as of the Record Date.

Security Ownership of Certain Beneficial Owners:

Name and Address	Amount and Nature of Ownership of Common Stock		Percent of Class (1)
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	12,290,246	(2)	9.7%

(1)	Calculated based on 126,149,764 shares of common stock outstanding as of the Record Date.
(2)	Based solely on the information set forth in a Schedule 13F filed by FMR LLC with the SEC for the period ended September 30, 2010. Based on such filing, FMR LLC has sole voting power with respect to 542,314 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 542,314 shares and shared dispositive power with respect to 11,747,932 shares.

Security Ownership of Directors, Nominees, and Management:

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)		Number of Shares of Common Stock Relating to Unexercised Stock Options (2)		Total	Percent of Class (3)
Non-Management Directors:
Joseph R. Bronson	19,840		10,625		30,465	*
John F. Coyne	—		3,875		3,875	*
Robert C. Davidson, Jr.	12,000		36,625		48,625	*
Edward V. Fritzky	6,000		23,625		29,625	*
John P. Jumper	—		7,875		7,875	*
Linda Fayne Levinson	18,000		32,625		50,625	*
Benjamin F. Montoya	13,000		8,125		21,125	*
Thomas M. T. Niles	22,000		15,625		37,625	*
Peter J. Robertson	4,000		1,000		5,000	*
Noel G. Watson	1,065,275	(4)	1,048,387		2,113,662	1.68%

Named Executive Officers:
Craig L. Martin	350,150		838,750		1,188,900	*
John W. Prosser, Jr.	271,710		364,500		636,210	*
Thomas R. Hammond	255,247		155,000		410,247	*
George A. Kunberger	87,938		189,000		276,938	*
Gregory J. Landry	230,857		135,000		365,857	*

All directors and executive officers as a group	3,225,133	(5)	3,875,605	(6)	7,100,738	5.63%

(1)	Except as indicated in footnote (4) and except for 1,614 shares of common stock indirectly owned by an executive officer (who is not a Named Executive Officer), to our knowledge all persons listed above have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.
(2)	Includes only those unexercised options that are, or will become, exercisable within 60 days of the Record Date.
(3)	Calculated based on 126,149,764 shares of common stock outstanding as of the Record Date and the relevant number of shares of common stock issuable upon exercise of stock options which are exercisable or will be exercisable within 60 days of the Record Date. Unless indicated otherwise, the percentage ownership is less than 1.0% of the number of shares of common stock outstanding.
(4)	Mr. Watson shares voting and dispositive power with his spouse as to 1,064,595 shares that are held in a living trust. Mr. Watson has beneficial ownership of 680 shares held in a uniform gift to minor account of which Mr. Watson is trustee.
(5)	Of this number, approximately 586,658 shares of common stock are held in margin accounts or otherwise pledged as security.
(6)	Ownership is direct except for 337 shares of unexercised options indirectly owned by an executive officer (who is not a Named Executive Officer).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from its directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater-than-ten-percent beneficial owners were complied with on a timely basis during the fiscal year ended October 1, 2010 with the exception of Mr. Robert Matha, who had one late filing relating to a grant of stock options.

EXECUTIVE OFFICERS

For information about the executive officers of the Company, see Part III, Item 10—Directors, Executive Officers and Corporate Governance in the Company’s 2010 Annual Report on Form 10-K.

SHAREHOLDERS’ PROPOSALS

Only shareholders meeting certain criteria outlined in the Company’s Bylaws are eligible to submit nominations for election to the Board of Directors or to bring other proper business before an annual meeting. Under the Company’s Bylaws, shareholders who wish to nominate persons for election to the Board of Directors or bring other proper business before an annual meeting must give proper notice to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Therefore, notices regarding nominations of persons for election to the Board of Directors and other proper business for consideration at the 2012 annual meeting of shareholders must be submitted to the Company no earlier than September 29, 2011 and no later than October 31, 2011. Notices regarding nominations and other proper business must include certain information concerning the nominee or the proposal and the proponent’s ownership of common stock of the Company, in each case as set forth in the Company’s Bylaws. Nominations or other proposals not meeting these requirements will not be entertained at the annual meeting. The Secretary of the Company should be contacted in writing at the address on the first page of this Proxy Statement to submit a nomination or to obtain additional information as to the proper form of a nomination.

In order to be included in the Company’s Proxy Statement and form of proxy relating to the 2012 annual meeting, proposals of shareholders must be received by the Secretary of the Company no later than August 19, 2011. If timely notice of a shareholder proposal is not received by the Company, then the proxies named on the proxy cards distributed by the Company for the annual meeting may use the discretionary voting authority granted to them by the proxy cards if the proposal is raised at the Annual Meeting, whether or not there is any discussion of the matter in the Proxy Statement. The 2012 annual meeting of shareholders is scheduled to be held on Thursday, January 26, 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Nominating and Corporate Governance Committee is responsible for the review, approval, or ratification of “related-person transactions” involving the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, executive officer, nominee for director, or 5% stockholder of the Company, and their immediate family members. The Company has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, in which the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

The Nominating and Corporate Governance Committee has determined that each of the following transactions shall be deemed to be pre-approved under the Company’s policies and procedures referenced above:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than as an executive officer) if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;

•

any charitable contribution, grant, or endowment by the Company to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than as an executive officer) or a director, if the amount involved does not exceed the greater of $1 million or 2% of the charitable organization’s total annual receipts;

•	compensation to executive officers determined by the HR&C Committee;

•	compensation to directors as reported in the Company’s proxy statement;

•	transactions in which all security holders receive proportional benefits; and

•	transactions where the rates or charges involved are determined by competitive bids.

Any transaction involving related persons that exceeds $120,000 and that does not fall within the categories described above is presented to the Nominating and Corporate Governance Committee for review. The committee determines whether the related person has a material interest in the transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion. In determining whether to approve or ratify the transaction, the Nominating and Corporate Governance Committee takes into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

During fiscal 2010, the Company employed the spouse of one of its executive officers. The spouse, who does not report to that executive officer, received less than $200,000 in total compensation during fiscal 2010. The spouse was also entitled to receive employee benefits generally available to all employees. The spouse’s compensation was established by the Company in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities holding similar positions.

The Company provided relocation assistance to one of its executive officers, Jay Michael Coyle, by engaging a third party to purchase his residence for approximately $533,000, which was based on independent appraisals.

The transactions discussed above were, where required, reviewed and approved pursuant to the Company’s Related Person Transaction Policies and Procedures described above.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold common stock directly. Requests in writing should be addressed to: Jacobs Engineering Group Inc., 1111 South Arroyo Parkway, Pasadena, California, 91105, Attention: Investor Relations. Requests may also be made by calling (626) 578—3500.

ANNUAL REPORT, FINANCIAL AND ADDITIONAL INFORMATION

The Company’s annual audited financial statements and review of operations for fiscal 2010 can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2010. A copy of the 2010 Form 10-K is being mailed concurrently with this Proxy Statement to each shareholder of record on the Record Date. The Company will furnish without charge a copy of the 2010 Form 10-K, including the financial statements and any schedules thereto, to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on December 1, 2010. The Company will also furnish copies of any exhibits to the 2010 Form 10-K to eligible persons requesting exhibits at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to: Jacobs Engineering Group Inc., 1111 South Arroyo Parkway, Pasadena, California, 91105, Attention: Investor Relations.

OTHER BUSINESS

The Board of Directors does not intend to present any other business for action at the Annual Meeting and does not know of any business intended to be presented by others.

Michael S. Udovic

Vice President and Secretary

Pasadena, California

December 17, 2010

Annex A

Jacobs Engineering Group Inc.

Global Employee Stock Purchase Plan

1.	Purpose of the Plan

This 2001 Global Employee Stock Purchase Plan is intended to advance the interests of Jacobs Engineering Group Inc. by encouraging stock ownership by employees of Jacobs Engineering Group Inc. and certain subsidiaries of Jacobs Engineering Group Inc.

2.	Definitions

(a)	“Act” shall mean the Securities Act of 1933, as amended.

(b)	“Administrator” shall mean the bank, brokerage firm, financial institution, or other entity or person(s) engaged, retained or appointed by the Committee to act as the agent of the Employer and of the Participants under the Plan from time to time.

(c)	“Addendum or Addenda” shall mean, individually and collectively, the appendices A to I hereto and such other additional appendices as may be added to this Plan at the discretion of the Committee. Each appendix will govern the operation of the Plan in respect of the Designated Subsidiaries in the countries named in the appendix and will be considered part of the Plan. Unless otherwise stated, the applicable appendix for the country will govern the operation of the Plan in that country and to that extent the appendix will override other parts of this Plan.

(d)	“Board” shall mean the Board of Directors of the Company.

(e)	“Closing Value” shall mean, as of a particular date, the value of a Share determined by:

(i)	the closing sales price for such Share (or the closing bid, if no sales were reported) as quoted on The New York Stock Exchange, or such other established stock exchange or national market system on which the Shares are listed or traded, for the day for which the Closing Value is to be determined.

(ii)	such other valuation method as required under the applicable Local Law.

In the event that the foregoing valuation method is not practicable, the “Closing Value” shall be determined by such other reasonable valuation method as the Committee shall, in its discretion, select and apply in good faith as of such date.

(f)	“Code” shall mean the United States Internal Revenue Code of 1986, as amended and currently in effect, or any successor body of federal tax law in the United States.

(g)	“Committee” shall mean the Board of Directors of the Company, a designated committee thereof, or the person(s) or entity delegated the responsibility of administering the Plan.

(h)	“Company” shall mean Jacobs Engineering Group Inc., including any successor thereto.

(i)	“Compensation”, shall mean, unless otherwise required by the applicable Local Law, regular fixed basic gross compensation.

“Compensation” does not include, unless otherwise required by the applicable Local Law:

(i)	any bonus, overtime payment, contribution to an employee benefit plan or other similar payment or contribution;

(ii)	amounts realized from the exercise, sale, exchange or other disposition of a non-qualified stock option or sale, exchange or other disposition of a stock acquired under a non-qualified stock option;

(iii)	amounts realized when restricted stock (or property) held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture or becomes fully owned by the Employee;

(iv)	amounts realized from the exercise, sale, exchange, or other disposition of a qualified or incentive stock option or sale, exchange or other disposition of stock acquired under a qualified or incentive stock option;

(v)	moving allowances, automobile allowances, tuition reimbursement, financial/tax planning reimbursement, lunch vouchers, house allowances, and other allowances that receive special tax benefits, other extraordinary compensation, including tax “gross-up” payments, and imputed income from other employer-provided benefits; and

(vi)	other amounts that receive special tax benefits, such as, but not limited to, premiums for group term life insurance or contributions made by the Employer (whether or not under salary reduction agreement) or mandatory payments made by the Employer to the Employee under the applicable law of the jurisdiction in which the Employer of this Employee is located or the Employee is employed or resides.

(j)	“Designated Subsidiaries” shall mean those Subsidiaries whose Employees have been designated by the Board, in its sole discretion, as eligible to participate in the Plan.

(k)	“Election Period” shall mean the period during which Participants in the Plan authorize payroll deductions or provide alternative contributions to fund the purchase of Shares on their behalf under the Plan pursuant to the right to purchase Shares granted to them hereunder. Alternative contributions for the purpose of this Plan shall mean payment of contributions to fund the purchase of Shares under the Plan pursuant to the right to purchase Shares granted to the Participants hereunder through such other means as authorized by the Committee, including, but not limited to, personal checks of the Participants. As determined by the Committee, Election Periods may vary from country to country, or from Designated Subsidiary to Designated Subsidiary.

(l)	“Eligible Employee” shall mean subject to the applicable Local Law, an Employee of a Designated Subsidiary with one (1) year service on an Enrollment Date. Employees of Designated Subsidiaries that have become Subsidiaries by reason of having been acquired by the Company or a Subsidiary and companies that have been merged with the Company or a Subsidiary may, at the discretion of the Committee, receive credit for the time they have worked for such acquired or merged company prior to its affiliation with the Company or the Designated Subsidiary.

The Committee in its sole discretion may determine that the following Employees shall not be Eligible Employees under the Plan:

(i)	Unless otherwise required by the applicable Local Law, Employees whose customary employment is less than 20 hours per week or who are employed for less than five months in any calendar year;

(ii)	Employees who are not actively employed by the Employer at the beginning of a six-month Election Period, including Employees who are on disability, or leave of absence;

(iii)	Any Employee who would own more than five (5) percent of the common stock in the Company immediately after the Share purchase opportunity is granted to them under the Plan. Shares that the Employee may purchase under all outstanding stock options or such other share-based compensation plan of the Company shall be treated as stock owned by the Employee for such purposes, even though the option is not presently exercisable or the Shares are not presently receivable by the Employee;

(iv)	Employees who are subject to Section 16(a) of the 1934 Act; and

(v)	Employees who are eligible to participate or who participate in the Company’s 1989 Employee Stock Purchase Plan.

(m)	“Employee” shall subject to the applicable Local Law :

(i)	an individual who is a regular full time or part time employee of the Employer as defined under the applicable Local Law;

(ii)	an individual who work schedule and is normally included in the authorized staffing targets and budget of the Employer; and

(iii)	an individual who has been hired on a temporary contract but who is expected to fill a permanent staffing need.

Unless otherwise required by the applicable Local Law, Employee shall not include unionized Employees as defined by the regular practices of the Employer.

(n)	“Employer” means, individually and collectively, the Company, a Designated Subsidiary and the Designated Subsidiaries.

(o)	“Enrollment Period” shall mean the period immediately preceding the Election Period that is designated by the Committee in its discretion as the period during which an Eligible Employee may elect to participate in the Plan.

(p)	“Holding Period” shall mean the period during which the Participant is not permitted to transfer, sell, pledge or otherwise deal in the Shares credited to the Participant’s Plan Account. Unless otherwise required by the applicable Local Law, there is no Holding Period for the purposes of this Plan.

(q)	“Local Law” shall mean the laws of the jurisdiction in which the Employer is incorporated or located or where the Employee or Participant is employed or resides including but not limited to the securities regulatory body requirements and the taxation requirements of that same jurisdiction.

(r)	“1934 Act” shall mean the United States Securities Exchange Act of 1934, as amended, and currently in effect, or any successor body of federal securities law in the United States.

(s)	“Participant” shall mean any Eligible Employee who has elected to participate in the Plan for an Election Period by authorizing payroll deductions or by making alternative contributions and following all applicable procedures established by the Committee during the Enrollment Period for such Election Period.

(t)	“Plan” shall mean this Jacobs Engineering Group 2001 Global Employee Stock Purchase Plan and Addenda hereof; as amended from time to time.

(u)	“Plan Account” shall mean the individual account established for each Participant for purposes of accounting for and/or holding each Participant’s payroll deductions, alternative contributions, Shares, etc. The Plan Account may be a book keeping account or a brokerage account, or such other account as determined by the Committee.

(v)	“Plan Year” shall mean the period of twelve (12) calendar months commencing on September 1 each year or such other period as determined by the Committee.

(w)	“Purchase Period” shall mean a period within an Election Period of such duration and commencing on such date as the Committee may, in its absolute discretion, approve.

(x)	“Purchase Price” shall mean, for each Share purchased in accordance with Paragraph 9 hereof, an amount equal to ninety-five percent (95%) of the Closing Value of a Share on the last Trading Day in a Purchase Period.

Provided, however, that the Committee may, in its sole discretion, approve, in lieu of the foregoing formula for determining the Purchase Price, the Closing Value on the last Trading Day of the Purchase Period multiplied by any percentage figure from eighty-five percent (85%) to one-hundred percent (100%) as selected by the Committee.

The Purchase Price as determined hereunder may be in respect of one or more countries and for one or more Purchase Periods and shall remain in effect until changed by the Committee.

In no event, however, may the Committee select a Purchase Price that would be lower than that allowed under Section 423(b)(6) of the Code or any successor section.

(y)	“Shares” means shares of common stock, par value $1.00 per share, of the Company.

(z)	“Subsidiary” shall mean a corporation or other entity, domestic or foreign, of which not less than fifty percent (50%) of the voting shares are held by the Company or a Subsidiary (except for the U.K. in which this term shall mean a corporation or other entity, domestic or foreign, of which more than fifty percent (50%) ownership of the voting shares are held by the Company or a Subsidiary) whether or not such corporation or other entity now exists or is hereafter organized or acquired by the Company or a Subsidiary (or as otherwise may be defined in Code Section 424).

(aa)	“Trading Day” shall mean a day on which The New York Stock Exchange is open for trading.

3.	Participation

Participation in the Plan is voluntary. All Eligible Employees of an Employer are eligible to participate in the Plan. All Eligible Employees granted rights to purchase Shares hereunder shall have the same rights and privileges as every other such Eligible Employee and only Eligible Employees of an Employer satisfying the applicable requirements of the Plan will be entitled to participate in the Plan.

4.	Enrollment and Election Periods

(a) Enrolling in the Plan. To participate in the Plan, an Eligible Employee must enroll in the Plan. Enrollment for a given Election Period will take place during the Enrollment Period for such Election Period. The Committee shall designate the initial Enrollment Period and each subsequent Enrollment Periods and the Election Periods to which each Enrollment Period relates. Participation in the Plan with respect to any one or more of the Election Periods shall neither limit nor require participation in the Plan for any other Election Period.

(b) The Election Period. Any Employee who is an Eligible Employee and who desires to be granted rights to purchase Shares hereunder must enroll, in accordance with the procedures established by the Committee, during an Enrollment Period. Such authorization shall be effective for the Election Period immediately following such Enrollment Period.

The duration of an Election Period shall be determined by the Committee prior to the Enrollment Period; provided, however, that if the Committee terminates the Plan during an Election Period, pursuant to its authority in Paragraph 17 of the Plan, such Election Period and any associated Purchase Period shall be deemed to end on the date the Plan is terminated. The termination of the Plan and the Election Period shall end the Participant’s rights to contribute amounts to the Plan or continue participation in the Election Period. The date of termination of the Plan shall be deemed to be the final day of a Purchase Period for the purposes of determining the Purchase Price under the Purchase Period and all amounts contributed during the Purchase Period will be used as of such termination date to purchase Shares in accordance with the provisions of Paragraph 8 of this Plan or alternatively, at the sole discretion of the Committee, refunded in cash without interest or with interest where required under the applicable Local Law.

The Committee may designate one or more Election Periods during each Plan Year during the term of this Plan. Any such Election Period may commence and end in different Plan Years. On the first day or the first Trading Day of each Election Period, as determined by the Committee, each Participant shall be granted a right to purchase Shares under the Plan. Each right granted hereunder shall expire at the end of the Election Period for which it was granted. In no event may a right granted hereunder be exercised later than the period of time specified in section 423(b)(7)(B) of the Code. Except as otherwise provided in Paragraph 9, a right to purchase Shares granted under the Plan shall be treated as exercised on the last Trading Day of each Election Period.

(c) Changing Enrollment. The offering of Shares pursuant to rights granted under the Plan shall occur only during an Election Period and shall be made only to Participants. Once an Eligible Employee is enrolled in the Plan, the Committee or the Employer will inform the Administrator of such fact.

Once enrolled, a Participant shall continue to participate in the Plan for each successive Election Period (s) until he or she terminates his or her participation by revoking his or her payroll deduction authorization or by revoking his or her alternative contribution authorization or not contributing his or her alternative contributions or ceases to be an Eligible Employee;

Once a Participant has elected to participate under the Plan, that Participant’s payroll deduction authorization or alternative contribution authorization shall apply to all subsequent Election Periods unless and until the Participant ceases to be an Eligible Employee or the Participant changes or terminates said authorization.

Unless otherwise required by the applicable Local Law if a Participant desires to change his or her rate of contribution during an Election Period such change shall be effective for the next Election Period and only if such change is made by the Participant by giving a notice to the Committee or the Employer in the manner established by the Committee.

5.	Term of Plan

This Plan shall be in effect from September 1, 2001, and end on January 27, 2021.

6.	Number and Type of Shares to Be Made Available Under The Plan

Subject to adjustment as provided in Paragraph 16 hereof, the total number of Shares made available for purchase by Participants granted rights which are exercised under Paragraph 9 hereof is, three hundred thousand (300,000) Shares, which may consist of authorized but unissued shares, treasury shares, or shares purchased by the company in the open market. The provisions of Paragraph 9(d) shall control in the event the number of Shares covered by rights which are exercised for any Purchase Period exceeds the number of Shares available for sale under the Plan. If all of the Shares authorized for sale under the Plan have been sold, the Plan shall either be continued through additional authorizations of Shares made by the Board (such authorizations must, however, comply with Paragraph 17 hereof), or shall be terminated in accordance with Paragraph 17 hereof.

7.	Use of Funds

All payroll deductions or alternative contributions received or held by an Employer under the Plan will be used to purchase Shares in accordance with the provisions of this Plan. Any amounts held by an Employer or other party holding amounts in connection with or as a result of payroll deductions or alternative contributions made pursuant to the Plan and pending the purchase of Shares hereunder shall be considered a non-interest-bearing, unsecured indebtedness extended to the Employer or other party by the Participants, unless otherwise required under the applicable Local Law. Administrative expenses of the Plan shall be allocated to each Participant’s Plan Account unless the Employer pays such expenses.

8.	Amount of Contribution; Method of Payment

(a) Payroll Deduction or Alternative Contribution. Except as otherwise specifically provided herein, the Purchase Price will be payable by each Participant by means of payroll deduction or alternative contribution. The payroll deduction or alternative contribution shall be in increments of one percent (1%). Unless otherwise authorized by the Committee, the minimum payroll deduction or alternative contribution permitted shall be an amount equal to two percent (2%) of a Participant’s Compensation and the maximum payroll deduction or alternative contribution shall be an amount equal to fifteen percent (15%) of a Participant’s Compensation. In any event, the total payroll deduction or alternative contribution permitted to be made by any Participant in any calendar year shall be limited to the sum of legal currency equivalent of U.S. $25,000 as specified under Section 423(b)(8)(C), or such other amount as Section 423(b)(8)(C) of the Code, or any successor section, may hereafter allow. The actual percentage of Compensation to be deducted or contributed shall be specified by a Participant in his or her authorization to participate in the Plan. Unless otherwise authorized by the Committee, Participant may not deposit any separate cash payments into their Plan Accounts.

Payroll deductions will commence with the first payroll issued during the Election Period and will, except as otherwise provided herein, continue with each payroll throughout the entire Election Period, except for pay periods for which such Participant receives no Compensation. A pay period which ends at such time that it is administratively impracticable to credit any payroll for such pay period to the then current Election Period will be credited in its entirety to the immediately subsequent Election Period. A pay period that overlaps Election Periods will be credited in its entirety to the Election Period in which it is paid. Alternative contributions will be made in accordance with the procedure established by the Committee.

(b) Application of Withholding Rules. Payroll deductions or alternative contributions shall be retained by the Employer or other party, designated by the Committee or the Employer as the case may be, until applied to the purchase of Shares as described in Paragraph 9 hereof and the satisfaction of any related withholding obligations (including any employment tax obligations) under the applicable Local Law.

At the time the Shares are purchased, or at the time some or all of the Shares issued under the Plan are disposed of, Participants must make adequate provision for the Employer’s tax withholding obligations (including any employment tax obligations), if any, which arise in any applicable jurisdiction upon the purchase or disposition of the Shares. Subject to the applicable Local Law, and the Holding Period, if any, the Employer may instruct the Administrator to dispose or sell such number of Shares (credited to the Participant’s Plan Account) to raise the amount necessary, or may withhold from each Participant’s Compensation the amount necessary, to enable the Employer to meet applicable withholding obligations, including any withholding required to make available to the Employer any tax deductions or benefits attributable to the sale or early disposition of Shares by the Participant. Each Participant, as a condition of participating under the Plan, agrees to bear responsibility for all taxes required to be withheld in any applicable jurisdiction from his or her Compensation as well as the Participant’s portion of applicable social security or similar such taxes, with respect to any Compensation arising on account of the purchase or disposition of Shares. The Employer may increase income and/or employment tax withholding on a Participant’s Compensation after the purchase or disposition of Shares in order to comply with the applicable tax laws in any jurisdiction, and each Participant agrees to sign any and all appropriate documents to facilitate such withholding.

9.	Purchasing, Transferring Shares

(a) Maintenance of Plan Account. Upon the exercise of a Participant’s initial right to purchase Shares under the Plan, the Administrator shall establish a Plan Account in the name of such Participant. At the close of each Purchase Period, the aggregate amount deducted during such Purchase Period by the Employer from a Participant’s Compensation by way of payroll deduction or alternative contributions made to the Plan by the Participant (and credited to an account maintained by the Employer or other party) and interest, if any, payable under the applicable Local Law will be communicated by the Employer to the Administrator. The Company shall convert the said payroll deductions or alternative contributions into US dollars in accordance with the process and at the rate established by the Committee. The Administrator shall thereupon credit to the Participant’s Plan Account such US dollars. As of the last day of each Purchase Period, or as soon thereafter as is administratively practicable, each Participant’s right to purchase Shares will be exercised automatically for him or her by the Administrator with respect to those amounts reported to the Administrator by the Committee or Employer as credited to that Participant’s Plan Account. On the date of exercise, the amount then credited to the Participant’s Plan Account for the purpose of purchasing Shares hereunder will be divided by the Purchase Price and there shall be credited to the Participant’s Plan Account by the Administrator the number of whole Shares which results.

The Administrator shall hold in its name, or in the name of its nominee, all Shares so purchased by Participants under the Plan. Participation in the Plan, purchase, ownership and sale of Shares under the Plan, is subject to risk of fluctuation in Shares’ price and currency exchange.

(c) Insufficient Funds for Whole Shares. In the event that the amount credited to Participant’s Plan Account is not exactly equal to the Purchase Price for a whole number of Shares, then any excess amount may be refunded to the Participant without interest or where required by the applicable Local Law with interest, or may be used to purchase Shares in the subsequent Purchase Periods, as determined by the Committee.

(d) Insufficient Number of Available Shares. In the event the number of Shares covered by rights which are exercised for any Purchase Period exceeds the number of Shares available for sale under the Plan, the number of Shares actually available for sale hereunder shall be allocated by the Administrator among the Participants in proportion to the amount then credited to each Participant’s Plan Account over the total amount then credited to all Participant’s Plan Accounts. Any excess amounts withheld and credited to Participants’ Plan Accounts then shall be returned to the Participants as soon as is administratively practicable without interest or with interest where required by the applicable Local Law.

(e) Handling Excess Shares. In the event that the number of Shares which would be credited to any Participant’s Plan Account in any Purchase Period exceeds the limit specified in Paragraph 2(l)(iii) hereof, such Participant’s Plan Account shall be credited with the maximum number of Shares permissible, and the remaining amounts will be refunded in cash as soon as administratively practicable without interest or with interest where required by the applicable Local Law or used to purchase Shares in the subsequent Purchase Periods, as determined by the Committee.

10.	Dividends and Other Distributions

(a) Subject to the applicable Local Law, cash dividends and other cash distributions and stock dividend or other non-cash distributions received by the Administrator on Shares held in custody hereunder will be credited to the Plan Account of an individual Participants in accordance with such Participant’s interest in the Shares with respect to which such dividends or distributions are paid.

(b) Cash dividends or cash distributions will be paid in cash to the Participant as soon as administratively possible, after receipt thereof by the Administrator.

(c) Stock dividend and other non-cash distribution of property will be subject to the similar Holding Period, if any applicable to the Shares with respect to which the same is declared.

(d) Tax Responsibilities. The Administrator shall report to each Participant (or Eligible Employee with a Plan Account) the amount of dividends credited to his or her Plan Account. Subjecting the stock dividend or other non-cash distributions to the Holding Period requirement will not relieve a Participant (or Eligible Employee with Plan Account) of any income or other tax that may be due on or with respect to such dividend or other non-cash distribution of property.

11.	Voting of Shares

A Participant shall have no interest or voting rights in the Shares until such time as the Shares are credited to the Participant’s Plan Account. Shares held for a Participant (or Eligible Employee) in his or her Plan Account will be voted in accordance with the Participant’s (or the Eligible Employee’s) express direction. In the absence of any such directions such Shares will not be voted.

12.	In-Service Distribution or Sale of Shares

(a) Sale of Shares. Subject to the provisions of Paragraph 20 hereof, a Participant may at any time after the end of the Holding Period, if any, and without withdrawing from the Plan, by giving notice to the Administrator, direct the Administrator to sell all or part of the Shares held on behalf of the Participant. Upon receipt of such a notice, the Administrator shall, as soon as practicable after receipt of such notice, sell such Shares and transmit the net proceeds of such sale (less any bank service fees, brokerage charges, transfer or withholding taxes, and any other transaction fee, expense or cost) to the Participant.

(b) In-Service Share Distributions. A Participant may after the end of the Holding Period, if any, and without withdrawing from the Plan, request that a certificate for all or part of the whole number of Shares held in his or her Plan Account be sent to him or her as described in Paragraph 9(a) above. All such requests must be submitted in writing to the Administrator. The Administrator may impose a reasonable charge, to be paid by the Participant, for each stock certificate so issued.

13.	Cessation of Active Participation

A Participant may during the Enrollment Period, by giving notice to the Committee or the Employer, in the manner established by the Committee, revoke his or her authorization for payroll deduction or alternative contribution for the Election Period to which such Enrollment Period relates. Unless otherwise required by the applicable Local Law, a Participant may not terminate his or participation by revoking his or her authorization for payroll deduction or alternative contribution or not contributing his or her alternative contributions for the Election Period after such Election Period has commenced. If a Participant terminates his or her participation in the Plan during an Election Period, such termination shall be effective for the next Election Period, and only if such change is made by the Participant by giving notice to the Committee or the Employer in the manner established by the Committee.

14.	Termination of Employment or Cessation on Eligible Employee

In the event that a Participant ceases to be employed by the Company or a Designated Subsidiary for any reason, including death, disability, retirement or voluntary or involuntary termination, or ceases to be an Eligible Employee, then the Participant’s rights under the Plan shall terminate. Except as provided in Paragraph 15, below, the Company shall as soon as administratively possible, refund to the Participant without interest or where required by the applicable Local Law with interest the payroll deductions or alternative contributions made by the Participant during the Purchase Period in which such termination of employment or cessation of eligibility occurs, unless such payroll deductions or alternative contributions have already been used to purchase Shares in respect of that Purchase Period.

15.	Assignment

The payroll deductions, or alternative contributions or interest where payable under the applicable Local Law credited to a Participant’s Plan Account, or any rights to purchase Shares under the Plan may not be assigned, alienated, transferred, pledged, or otherwise disposed of in any way by a Participant other than by will or the laws of descent and distribution. Any such assignment, alienation, transfer, pledge, or other disposition shall be without effect, except that the Committee may treat such act as an election to withdraw from the Plan. A Participant’s right to purchase Shares under this Plan may be exercisable during the Participant’s lifetime only by the Participant. A Participant’s Plan Account shall be payable to the Participant’s estate upon his or her death in accordance with the applicable law of death and descent and distribution.

16.	Adjustment of and Changes in Shares

If at any time after the effective date of the Plan the Company shall subdivide or reclassify the Shares with respect to which a purchase right has been or may be granted under the Plan, or shall declare thereon any stock split or dividend payable in Shares, or shall alter the capital structure of the Shares or the Company in any similar manner, then the number and class of Shares held in the Plan and which may thereafter be subject to the Share purchase right granted under the Plan (in the aggregate and to any Participant) shall be adjusted accordingly, and in the case of each right outstanding at the time of any such action, the number and class of Shares which may thereafter be purchased pursuant to such right and the Purchase Price shall be adjusted accordingly, as necessary to preserve the rights of the holder(s) of such Shares and right(s).

17.	Amendment or Termination of the Plan

The Committee shall have the right, at any time, to amend, modify or terminate the Plan without notice; provided, however, that no Participant’s existing rights shall be adversely affected by any such amendment, modification or termination, except to comply with the applicable Local Law, stock exchange rules or accounting rules.

Notwithstanding the foregoing, the Committee shall have the right to terminate the Plan with respect to all future payroll deductions or alternative contributions and related purchases at any time. Such termination of the Plan shall also terminate any current Election Period and any associated Purchase Period in accordance with Paragraph 4 of the Plan.

18.	Designation of Subsidiaries

Subsidiaries	may be added as Designated Subsidiaries by the Committee in its sole discretion from time to time.

19.	Operating Regulations

The Committee may make regulations for the operation of the Plan that are not inconsistent with these rules to apply to Employees and Participants who are employed or resident outside of the United States of America (provided such regulations are not in violation of the applicable Local Law) including, but not limited to, regulations in respect of those matters set out at Paragraphs 2(d), 2(h), 2(k), 2(l), 4, 7, 9, 13, 14, 17 and 20 hereof. Regulations shall be made by way of Addendum.

20.	Administration

(a) Administration. The Plan shall be administered by the Committee. The Committee shall be responsible for the administration of all matters under the Plan which have not been delegated to the Administrator. The Committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Any rule or regulation adopted by the Committee shall remain in full force and effect unless and until altered, amended or repealed by the Committee.

(b) Specific Responsibilities. The Committee’s responsibilities shall include, but shall not be limited to:

(i)	interpreting the Plan (including issues relating to the definition and application of “Compensation”);

(ii)	identifying and compiling a list of persons who are Eligible Employees for an Election Period;

(iii)	identifying those Eligible Employees not entitled to be granted rights or other rights for an Election Period on account of the limitations described in Paragraph 2(k)(iii) hereof;

(iv)	providing to Participants upon request Company financial statements which are publicly available; and

(v)	delivering to the Participants stock certificates, subject to Holding Period, if any, representing the Shares purchased or credited to the Participant’s Plan Account.

The Committee may from time to time adopt rules and regulations for carrying out the terms of the Plan. Interpretation or construction of any provision of the Plan by the Committee shall be final and conclusive on all persons, absent specific and contrary action taken by the Board. Any interpretation or construction of any provision of the Plan by the Committee or the Board shall be final and conclusive.

21.	Securities Law and Other Restrictions

Notwithstanding any provision of the Plan to the contrary, no payroll deductions or alternative contributions shall take place and no Shares may be purchased or sold under the Plan until a registration statement has been filed and become effective with respect to the issuance of the Shares covered by the Plan under the Act and any other required action has been taken under any other applicable Local Law of the jurisdiction in which the Employer of the Employee is located or the Employee is employed or resides. Prior to the effectiveness of such registration statement, Shares subject to purchase under the Plan may be offered to Eligible Employees only pursuant to an exemption from the registration requirements of the Act and pursuant to any other action that is required under any applicable Local Law.

22.	No Independent Employees’ Rights

Nothing in the Plan shall be construed to be a contract of employment between an Employer or its parent or any Subsidiary and any Employee, or any group or category of Employees (whether for a definite or specific duration or otherwise), or to prevent the Employer, its parent or any Subsidiary from terminating any Employee’s employment at any time, in accordance with the applicable Local Law. Nothing in this Plan shall be construed as conferring any rights of a shareholder in any Employee or any other person until the Shares are credited to the Plan Account.

23.	Applicable Law

(a) Section 423 of the Code. The Plan shall be construed, administered and governed having regard to Section 423 of the Code.

(b) Other Applicable Law. Subject to Paragraph 23(a) hereof, the Plan shall be construed, administered and governed in all respects under the laws of the State of California.

24.	Merger or Consolidation

Each outstanding purchase right will automatically be exercised immediately prior to the effective date of any Corporate Transaction (as defined below), by applying the accumulated payroll deductions or alternative contributions and interest where payable under the applicable Local Law, of each Participant for the Purchase Period in which such Corporate Transaction occurs to the purchase of whole Shares at the Purchase Price for such Purchase Period by treating the day immediately prior to the effective date of any Corporate Transaction as the last Trading Day of the Purchase Period, unless the Committee determines, in the exercise of its sole discretion, to establish an earlier date as the last Trading Day of the Purchase Period, or to provide that purchase rights shall be assumed by a successor entity that is a party to the Corporate Transaction or terminate the Plan as of the end of the Purchase Period immediately preceding the effective date of the Corporate Transaction and promptly refund to Participants all payroll deductions or alternative contributions and interest where payable under the applicable Local Law accumulated through such effective date. The applicable limitation on the number of whole Shares purchasable per Participant will continue to apply to any purchase made hereunder. With respect to Shares acquired prior to or in connection with a Corporate Transaction, each Participant will thereafter be entitled to receive as soon as practicable following the effective date of such Corporate Transaction the securities or property which a holder of Shares of the Company was entitled to receive in connection with such Corporate Transaction. For purposes of this Paragraph 24, “Corporate Transaction” shall mean a transaction by which the Company is acquired by merger or sale of all or substantially all of the Company’s assets or outstanding voting stock.

JACOBS ENGINEERING GROUP INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, January 27, 2011

12:00 PM

1111 South Arroyo Parkway

Pasadena, California 91105

U.S.A.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2010 Annual Report are available at http://materials.proxyvote.com/469814

M28304-P03492

Jacobs Engineering Group Inc.
1111 South Arroyo Parkway	proxy
Pasadena, California 91105 U.S.A.

This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 27, 2011.

The shares of stock held in this account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the persons nominated as directors by the Board of Directors, “FOR” Proposals 2, 3, and 4, and “FOR” 3 years for Proposal 5, and in the discretion of the proxies with respect to any other matters that may properly come before the Annual Meeting and all adjournments and postponements thereof.

By signing the proxy, you revoke all prior proxies and appoint Craig L. Martin and John W. Prosser, Jr., and each of them, as proxies with full power of substitution, to vote these shares on the matters shown on the reverse side and, in their discretion, upon any other matters that may properly come before the Annual Meeting and all adjournments and postponements thereof.

If you vote by Phone or Internet, please do not mail your Proxy Card.

See reverse for voting instructions

JACOBS ENGINEERING GROUP INC.

1111 SOUTH ARROYO PARKWAY

PASADENA, CA 91105

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time (GMT-5) on Wednesday, January 26, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time (GMT-5) on Wednesday, January 26, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M28303-P03492	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

JACOBS ENGINEERING GROUP INC.

The Board of Directors recommends a vote FOR each Nominee for Director, FOR Proposals 2, 3, and 4, and FOR 3 years for Proposal 5. 1. Election of Directors

		For	Against	Abstain
Nominees:
1a.	John F. Coyne	☐	☐	☐

1b.	Linda Fayne Levinson	☐	☐	☐

1c.	Craig L. Martin	☐	☐	☐

1d.	John P. Jumper	☐	☐	☐

		For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm.	☐	☐	☐

3.	To approve the amendment to and restatement of the Global Employee Stock Purchase Plan.	☐	☐	☐

4.	To approve, by non-binding vote, the Company’s executive compensation.	☐	☐	☐

		3 Years	2 Years	1 Year	Abstain

5.	To recommend, by non-binding vote, the frequency of shareholder advisory votes on the Company’s executive compensation.	☐	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH NOMINEE, FOR PROPOSALS 2, 3, AND 4, AND FOR 3 YEARS FOR PROPOSAL 5.

Please sign as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc, should include title and authority. Corporations should provide full name of corporation and of authorized officer signing the proxy

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date